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                                                                    EXHIBIT 2.1

                            ASSET PURCHASE AGREEMENT

                                    BETWEEN

                                O'CHARLEY'S INC.

                                      AND

                                99 BOSTON, INC.,
                           99 BOSTON OF VERMONT, INC.
                              DOE FAMILY II, LLC,
                              WILLIAM A. DOE, III,
                                  DANA G. DOE,

                                      AND

                              CHARLES F. DOE, JR.

                            DATED: OCTOBER 28, 2002


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                                  ATTACHMENTS

Schedule 1        Excluded Assets and Liabilities
Schedule 2.8      Net Worth Adjustment
Schedule 4.1      Officers, Directors, Stockholders, Managers and Members
Schedule 4.3      Required Consents
Schedule 4.5      Title to Acquired Assets
Schedule 4.7      Financial Statements
Schedule 4.8      Subsequent Events
Schedule 4.11     Tax Matters
Schedule 4.12     Real Property
Schedule 4.13     Intellectual Property
Schedule 4.16     Contracts
Schedule 4.19     Insurance
Schedule 4.20     Litigation
Schedule 4.22     Employee Benefits
Schedule 4.24     Environmental, Health and Safety Matters
Schedule 4.25     Certain Business Relationships
Schedule 4.27     Liquor Licenses

Exhibit A --      Distribution of Purchase Price

Exhibit B --      Terms of Employment

Exhibit C --      Form of Noncompetition Agreement

Exhibit D --      Form of Registration Rights Agreement

Exhibit E --      Form of Bill of Sale

Exhibit F --      Form of Assignment and Assumption Agreement

Exhibit G --      Allocation of Purchase Price

Exhibit H --      Form of Opinion of Sellers' Counsel

Exhibit I --      Form of Opinion of Buyer's Counsel

Exhibit J --      Allocation of Net Worth Adjustment

Exhibit K --      Terms of Commissary Property Lease

Exhibit L --      Terms of 99 Key Employee Retention Plan


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                            ASSET PURCHASE AGREEMENT

         This ASSET PURCHASE AGREEMENT (this "AGREEMENT") is made as of the 28th day of October, 2002, by and among O'Charley's Inc., a Tennessee corporation ("BUYER"), 99 Boston, Inc., a Massachusetts corporation ("99 BOSTON"), 99 Boston of Vermont, Inc., a Vermont corporation ("99 VERMONT"), Doe Family II, LLC, a Massachusetts limited liability company ("LLC"), and each of William A. Doe, III, Dana G. Doe and Charles F. Doe, Jr. (the "DOE BROTHERS").

                                   RECITALS:

         WHEREAS, the Doe Brothers collectively own all of the outstanding capital stock of 99 Boston and 99 Boston owns all of the outstanding capital stock of 99 Vermont; and

         WHEREAS, members of the Doe family, including the Doe Brothers, collectively own all of the outstanding ownership interests in LLC; and

         WHEREAS, Buyer desires to purchase from Sellers (as hereinafter defined) substantially all of the assets of Sellers, and Sellers desire to sell to Buyer substantially all of the assets of Sellers, in accordance with the terms and conditions of this Agreement; and

         WHEREAS, the parties hereto acknowledge and agree that the closing of the transactions contemplated hereunder shall occur contemporaneously with and shall be conditioned upon the closing of the proposed merger contemplated by that certain Merger Agreement, dated as of the date hereof (the "MERGER AGREEMENT"), by and among Buyer, Volunteer Acquisition Corporation, a Massachusetts corporation ("MERGER SUB"), 99 West, Inc., a Massachusetts corporation ("99 WEST"), and the Doe Brothers.

                                   AGREEMENT:

         NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, Buyer, Sellers and the Doe Brothers (collectively, the "PARTIES") agree as follows:

                                   ARTICLE 1
                                  DEFINITIONS

         "99 WEST" has the meaning set forth in the recitals to this Agreement.

         "ACCREDITED INVESTOR" has the meaning set forth in Regulation D promulgated under the Securities Act.

         "ACQUIRED ASSETS" means all right, title, and interest in and to all of the assets of Sellers, including all of their (a) real property, leaseholds and subleaseholds in real property, improvements, fixtures, and fittings thereon, and easements, rights-of-way, and other appurtenants thereto, (b) tangible personal property (such as machinery, equipment, inventories of materials and supplies, parts, furniture, automobiles, trucks, tractors and trailers), (c) Intellectual Property, goodwill associated therewith, licenses and sublicenses granted and


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obtained with respect thereto, and rights thereunder, remedies against infringements thereof, and rights to protection of interests therein under the laws of all jurisdictions, (d) leases, subleases, and rights thereunder, (e) agreements, contracts, indentures, mortgages, instruments, Security Interests, guaranties, other similar arrangements, and rights thereunder, (f) accounts, notes, and other receivables, (g) securities, (h) bank accounts, claims, deposits, prepayments, refunds, causes of action, choses in action, rights of recovery, rights of set off, and rights of recoupment (including any such item relating to the payment of Taxes), (i) franchises, approvals, permits, licenses, orders, registrations, certificates, variances, and similar rights obtained from governments and governmental agencies, to the extent that the same may be legally transferred, (j) books, records, ledgers, files, documents, correspondence, lists, plats, architectural plans, drawings, and specifications, creative materials, advertising and promotional materials, studies, reports, and other printed or written materials that relate to Sellers or the assets used in their businesses, and (k) cash and cash equivalents; provided, however, that the Acquired Assets shall not include the Excluded Assets (as hereinafter defined).

         "ADVERSE CONSEQUENCES" means all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, amounts paid in settlement, Liabilities, obligations, Taxes, liens, losses, expenses, and fees, including, but not limited to, court costs and reasonable attorneys' fees and expenses; provided, however, that with respect to Taxes, Taxes of Sellers shall not constitute "Adverse Consequences" to the extent that the amount of such Taxes does not exceed the reserve for such Taxes (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the Closing Date Balance Sheet.

         "AFFILIATE" has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act and shall also include, with respect to Sellers, each of Deborah Doe Wamsher, Barbara A. Doe and Amy E. Doe Noordzij.

         "AFFILIATED GROUP" means any affiliated group within the meaning of Code Section 1504(a) or any similar group defined under a similar provision of state, local or foreign law.

         "ASSUMED LIABILITIES" means (a) all Liabilities of Sellers shown in the Most Recent Balance Sheet (including the footnotes), (b) all Liabilities of Sellers which have arisen in the Ordinary Course of Business after the Most Recent Fiscal Month End (other than any liability of any Seller resulting from, arising out of, relating to, in the nature of, or caused by any breach of contract, breach of warranty, tort, infringement, violation of law, or environmental matter, including without limitation those arising under Environmental, Health, and Safety Requirements, in each case committed by any Seller), and (c) all obligations of Sellers under the agreements, contracts, leases, licenses, and other arrangements included in the definition of Acquired Assets either (i) to furnish goods, services, and other non-cash benefits to another party after the Closing or (ii) to pay for goods, services, and other non-cash benefits that another party will furnish to any of Sellers after the Closing; provided, however, that the Assumed Liabilities shall not include (i) any Liability of Sellers for Taxes, (ii) any Liability of Sellers for transfer, sales, use, and other Taxes arising in connection with the consummation of the transactions contemplated hereby, (iii) any Liability of Sellers for the unpaid Taxes of any Person (other than any of Sellers) under Reg. ss.1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise, (iv) any obligation of Sellers to indemnify


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any Person by reason of the fact that such Person was a director, officer, employee, or agent of any Seller or was serving at the request of any Seller as a partner, trustee, director, officer, employee, or agent of another entity (whether such indemnification is for judgments, damages, penalties, fines, costs, amounts paid in settlement, losses, expenses, or otherwise and whether such indemnification is pursuant to any statute, Organizational Document, agreement, or otherwise), (v) any Liability of Sellers for costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby, (vi) any Liability or obligation of Sellers under this Agreement, or
(vii) any Liability of Sellers under the Employee Benefit Plans.

         "BASIS" means any past or present fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction that forms or could form the reason for any specified consequence.

         "BUYER" has the meaning set forth in the preface to this Agreement.

         "BUYER COMMON STOCK" means the common stock, no par value per share, of Buyer.

         "BUYER DISCLOSURE SCHEDULE" has the meaning set forth in Article 3.

         "CLAIM NOTICE" has the meaning set forth in Section 8.5.

         "CLOSING" has the meaning set forth in Section 2.4.

         "CLOSING DATE" has the meaning set forth in Section 2.4.

         "CLOSING DATE BALANCE SHEET" has the meaning set forth in Section 2.8.

         "CODE" means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

         "COMMISSARY PROPERTY" means the property located at 160 Olympia Avenue, owned by Charles F. Doe, Sr.

         "CONFIDENTIAL INFORMATION" means any information concerning the businesses and affairs of Sellers or Buyer, as applicable, that is not generally available to the public.

         "CONSOLIDATED NET BOOK VALUE" means the excess of assets over liabilities as shown on the Closing Date Balance Sheet (as defined in Section 2.8).

         "DEFERRED COMPENSATION PLAN" means the 99 Boston Deferred Compensation Plan (a/k/a the "Future Compensation Plan").

         "DEFERRED INTERCOMPANY TRANSACTION" has the meaning set forth in Treas. Reg. Section 1.1502-13.

         "DOE BROTHERS" has the meaning set forth in the preface to this Agreement.

         "EMPLOYEE BENEFIT PLAN" means (a) all "employee benefit plans," whether legally binding or not, written or unwritten, within the meaning of
Section 3(3) of ERISA, including


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without limitation multiple employer welfare arrangements (within the meaning of Section 3(40) of ERISA), plans to which more than one unaffiliated employer contributes and employee benefit plans (such as foreign or excess benefit plans) which are not subject to ERISA; and (b) all stock option plans, bonus or incentive award plans, severance pay policies or agreements, deferred compensation agreements, supplemental income arrangements, vacation plans, and all other employee benefit plans, agreements, and arrangements (including any informal arrangements) not described in (a) above, including without limitation, any arrangement intended to comply with Section 120, 125, 127 or 129 of the Code. In the case of an Employee Benefit Plan funded through a trust described in Section 401(a) of the Code, an organization described in Section 501(c)(9) of the Code or another mechanism, each reference to such Employee Benefit Plan shall include a reference to such trust, organization or mechanism and the assets thereof.

         "ENVIRONMENTAL, HEALTH, AND SAFETY REQUIREMENTS" shall mean all relevant federal, state and local statutes, regulations, ordinances and other provisions having the force or effect of law, all judicial and administrative orders and determinations, all contractual obligations and all common law that relate to public health and safety, worker health and safety, and pollution or protection of the environment, including without limitation all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any hazardous materials, substances or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, noise or radiation, each as amended and as now or hereafter in effect.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

         "ERISA AFFILIATE" is any entity that, with respect to any Seller, would ever have been considered a single employer with that Seller under
Section 4001(b) of ERISA or Section 414 of the Code or part of the same "controlled group" as that Seller for purposes of Section 302(d)(8)(C) of ERISA. Where appropriate, the terms "Sellers," "Seller," "99 Boston," "99 Vermont," "LLC" and "ERISA Affiliate" shall include without limitation every trustee, administrator or other fiduciary of every Employee Benefit Plan ever maintained by any Seller and/or any ERISA Affiliate thereof or any agent of the foregoing.

         "ESTIMATED BALANCE SHEET" has the meaning set forth in Section 2.8.

         "EXCLUDED ASSETS" means (a) the Organizational Documents, qualifications to conduct business as a foreign corporation or limited liability company, arrangements with registered agents relating to foreign qualifications, taxpayer and other identification numbers, seals, minute books, stock or ownership transfer records, blank stock certificates, and other documents relating to the organization, maintenance, and existence of Sellers as a corporation or limited liability company, (b) any of the rights of Sellers under this Agreement (or under any side agreement between Sellers, on the one hand, and Buyer, on the other hand, entered into on or after the date of this Agreement), (c) rights in and with respect to assets associated with the Employee Benefit Plans, (d) the outstanding capital stock of 99 Vermont, and
(e) the assets listed on Schedule 1 attached hereto.


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         "FILINGS" has the meaning set forth in Section 3.6.

         "FINANCIAL STATEMENTS" has the meaning set forth in Section 4.7.

         "FISCAL YEAR" means (i) with respect to 99 Boston and 99 Vermont, the 12 months ending on the Saturday preceding July 1 of each year and (ii) with respect to LLC, the 12 months ending December 31 of each year.

         "GAAP" means accounting principles generally accepted in the United States of America as in effect from time to time.

         "HART-SCOTT-RODINO ACT" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

         "INDEMNIFIED PARTY" has the meaning set forth in Section 8.4.

         "INDEMNIFYING PARTY" has the meaning set forth in Section 8.4.

         "INTELLECTUAL PROPERTY" means (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations relating thereto, (b) all trademarks, service marks, internet domain names, trade dress, logos, trade names, and corporate names, and all goodwill associated therewith, together with all translations, adaptations, derivations, and combinations, applications, registrations, and renewals relating thereto, (c) all copyrightable works, all copyrights, and all applications, registrations, and renewals relating thereto, (d) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (e) all computer software (including data and related documentation), (f) all advertising and promotional materials, (g) all other proprietary rights, and (h) all copies and tangible embodiments of the foregoing (in whatever form or medium).

         "KNOWLEDGE" means (a) when used in reference to the knowledge of a natural person, the person's actual knowledge without investigation, except as set forth in (b) and (c) below; (b) when used in reference to the knowledge of Sellers and the Doe Brothers, the actual knowledge of William A. Doe, III, Dana
G. Doe, Charles F. Doe, Jr. and John Cussen after reasonable good faith inquiry by one or more of them of each of the officers of Sellers who are responsible for, or whose duties include, the matter(s) to which the subject statement, representation, warranty, or covenant relates; and (c) when used in reference to the knowledge of Buyer, the actual knowledge of Gregory L. Burns, Steven J. Hislop and A. Chad Fitzhugh after reasonable good faith inquiry of the officers of Buyer who are responsible for, or whose duties include, the matter(s) to which the subject statement, representation, warranty, or covenant relates.

         "LIABILITY" means any liability or obligation (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.


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         "MERGER AGREEMENT" has the meaning set forth in the recitals to this
Agreement.

         "MERGER SUB" has the meaning set forth in the recitals to this Agreement.

         "MINIMUM NET BOOK VALUE" means $43,985,536.

         "MOST RECENT BALANCE SHEET" means the balance sheets contained within the Most Recent Financial Statements.

         "MOST RECENT FINANCIAL STATEMENTS" has the meaning set forth in
Section 4.7.

         "MOST RECENT FISCAL MONTH END" has the meaning set forth in Section
4.7.

         "MOST RECENT FISCAL YEAR END" means (a) with respect to 99 Boston and 99 Vermont, June 30, 2002, and (b) with respect to LLC, December 31, 2001.

         "MULTIEMPLOYER PLAN" means a (pension or non-pension) employee benefit plan described in Section 3(37) of ERISA.

         "NONCOMPETITION AGREEMENT" means the noncompetition agreement between Buyer and each Seller and each of William A. Doe, III, Deborah Doe Wamsher, Barbara A. Doe, Dana G. Doe, Charles F. Doe, Jr. and Amy D. Noordzij, in form and substance substantially as set forth in Exhibit C.

         "ORDINARY COURSE OF BUSINESS" means the ordinary conduct of business consistent with past custom and practice (including with respect to quantity, quality and frequency).

         "ORGANIZATIONAL DOCUMENTS" means (a) with respect to a corporation, its charter or articles of organization and bylaws and (b) with respect to a limited liability company, its articles of organization and operating agreement.

         "PARTIES" has the meaning set forth in the preface to this Agreement.

         "PERMIT" means any permit, license, certificate, approval, consent, waiver, accreditation or other similar authorization required by any law, rule, regulation or other requirement.

         "PERSON" means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a governmental entity (or any department, agency, or political subdivision thereof).

         "PHANTOM EQUITY PLAN" means the 99 Boston, Inc. and 99 West, Inc. Phantom Equity Plan.

         "PURCHASE PRICE" has the meaning set forth in Section 2.3.

         "REGISTRATION RIGHTS AGREEMENT" means the Registration Rights Agreement to be entered into between Buyer, Sellers and the Doe Brothers, in form and substance as set forth in Exhibit D.


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         "SEC" means the United States Securities and Exchange Commission.

         "SECURITIES ACT" means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

         "SECURITIES EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

         "SECURITY INTEREST" means any mortgage, pledge, lien, encumbrance, charge, or other security interest, other than (a) mechanic's, materialmen's, and similar liens, (b) liens for Taxes not yet due and payable or for Taxes that the taxpayer is contesting in good faith through appropriate proceedings,
(c) purchase money liens and liens securing rental payments under capital lease arrangements, and (d) other liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money.

         "SELLER" means each of 99 Boston, 99 Vermont and LLC. 99 Boston, 99 Vermont and LLC are collectively referred to in this Agreement as "SELLERS."

         "SELLER DISCLOSURE SCHEDULE" has the meaning set forth in Article 4.

         "TAX" means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code Section
59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not and including any obligations to indemnify or otherwise assume or succeed to the Tax liability of any other Person.

         "TAX RETURN" means any federal, state, local or foreign return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

         "THIRD PARTY CLAIM" has the meaning set forth in Section 8.4.

         "TRANSACTION DOCUMENT" means any of the Noncompetition Agreements, Registration Rights Agreement, Bill of Sale, Assignment and Assumption Agreement and each other agreement or instrument contemplated by this Agreement.

                                   ARTICLE 2
                               PURCHASE AND SALE

         2.1 BASIC TRANSACTION. On and subject to the terms and conditions of this Agreement, Buyer shall purchase from Sellers and Sellers shall sell, transfer, convey and deliver to Buyer, at the Closing, all of the Acquired Assets.

         2.2 ASSUMPTION OF LIABILITIES. On and subject to the terms and conditions of this Agreement, at the Closing, Buyer shall assume and become responsible for all Assumed


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Liabilities. Buyer will not assume or have any responsibility, however, with respect to any obligation or Liability of Sellers not included within the definition of Assumed Liabilities.

         2.3 PURCHASE PRICE. The purchase price to be paid by Buyer to Sellers shall be One Hundred Sixteen Million Dollars ($116,000,000) in cash and 1,126,613 shares of Buyer Common Stock (the "PURCHASE PRICE"), subject to the adjustment provided in Section 2.8 below, to be paid as follows:

                  (a) At the Closing, Buyer shall deliver to the account of Sellers One Hundred Sixteen Million Dollars ($116,000,000) by wire transfer of immediately available funds;

                  (b) At the Closing, Buyer shall deliver to Sellers 773,670 shares of Buyer Common Stock;

                  (c) On the first anniversary of the Closing Date, Buyer shall deliver to Sellers 101,961 shares of Buyer Common Stock;

                  (d) On the second anniversary of the Closing Date, Buyer shall deliver to Sellers 101,961 shares of Buyer Common Stock;

                  (e) On the third anniversary of the Closing Date, Buyer shall deliver to Sellers 101,961 shares of Buyer Common Stock;

                  (f) On the fourth anniversary of the Closing Date, Buyer shall deliver to Sellers 23,530 shares of Buyer Common Stock; and

                  (g) On the fifth anniversary of the Closing Date, Buyer shall deliver to Sellers 23,530 shares of Buyer Common Stock.

The Purchase Price shall be distributed among Sellers as set forth in Exhibit
A. The Buyer Common Stock to be delivered pursuant to this Section 2.3 is not contingent on the continued employment of any or all of the Doe Brothers by Buyer following the Closing.

         2.4 THE CLOSING. The closing of the transactions contemplated by this Agreement (the "CLOSING") shall take place at the offices of Murtha Cullina Roche Carens & DeGiacomo LLP in Boston, Massachusetts, commencing at 9:00 a.m., local time, on the second business day following the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the transactions contemplated hereby as set forth in Article 7 (other than conditions relating to the signing and delivery of documents that will take place at the Closing itself) or such other date as Buyer and Sellers may mutually determine (the "CLOSING DATE").

         2.5 DELIVERIES AT THE CLOSING. At the Closing, (a) Sellers will deliver to Buyer the various certificates, instruments, and documents referred to in Section 7.1, (b) Buyer will deliver to Sellers the various certificates, instruments, and documents referred to in Section 7.2, (c) Sellers will execute, acknowledge (if appropriate) and deliver to Buyer (i) a bill of sale in the form attached hereto as Exhibit E, (ii) assignments (including Intellectual Property transfer documents) in the forms attached hereto as Exhibit F and (iii) such other instruments of sale, transfer, conveyance, and assignment as Buyer reasonably may request; (d) Buyer will execute, acknowledge (if appropriate) and deliver to Sellers (i) an assumption agreement in the form attached hereto as Exhibit F and (ii) such other instruments of assumption as Sellers reasonably may request; and (e) Buyer will deliver to Sellers the consideration specified in Sections 2.3(a) and (b).

         2.6 ALLOCATION. The Parties agree to allocate the Purchase Price (and all other capitalizable costs) payable to Sellers as set forth in Exhibit A among the Acquired Assets for all purposes (including Tax purposes) in accordance with the allocation schedule attached hereto as Exhibit G.

         2.7 CHANGES IN BUYER COMMON STOCK. In the event that, prior to the date shares of Buyer Common Stock are issued pursuant to Sections 2.3(b)-(g), the outstanding shares of Buyer Common Stock are changed into a different number of shares, another security or other consideration as a result of a stock split, stock dividend, recapitalization, reorganization, merger, sale transaction or any other similar transaction, the number of shares of Buyer Common Stock to be issued pursuant to this Agreement shall be appropriately adjusted or converted into the right to receive the consideration that would have been payable with respect to such shares of Buyer Common Stock if those shares had been outstanding on the date of such stock split, stock dividend, recapitalization, reorganization, merger, sale transaction or any other similar transaction.

         2.8      NET WORTH ADJUSTMENT.

                  (a) Not later than five business days prior to the Closing Date, Sellers will prepare and deliver to Buyer an estimated consolidated balance sheet setting forth the Consolidated Net Book Value of Sellers and 99 West as of the Closing Date (the "ESTIMATED BALANCE SHEET"). Sellers will prepare the Estimated Balance Sheet in accordance with the methodologies set forth in Schedule 2.8 hereto. If the Consolidated Net Book Value shown on the Estimated Balance Sheet exceeds the Minimum Net Book Value, the cash portion of the Purchase Price payable at Closing shall be increased by such amount. If the Consolidated Net Book Value shown on the Estimated Balance Sheet is less than the Minimum Net Book Value, the cash portion of the Purchase Price payable at Closing shall be decreased by such amount.

                  (b) Within 90 days after the Closing Date, Buyer will prepare and deliver to Sellers a consolidated balance sheet (the "CLOSING DATE BALANCE SHEET") for Sellers and 99 West as of the opening of business on the Closing Date (determined on a pro forma basis as though the parties had not consummated the transactions contemplated by this Agreement). Buyer will prepare the Closing Date Balance Sheet in accordance with the methodologies set forth in
         Schedule 2.8 hereto. If Sellers have any objections to the Closing Date Balance Sheet, they shall notify Buyer in writing within 30 days of receipt of the Closing Date Balance Sheet and deliver a detailed written statement describing their objections. Buyer and Sellers shall use their reasonable best efforts to resolve any such objections themselves. If Buyer and Sellers cannot resolve any such objections within 30 days after Buyer receives Sellers' statement of objections, such dispute shall be referred to a mutually acceptable nationally recognized accounting firm that has not performed services for Buyer (or any Affiliate of Buyer) or Sellers or 99 West (or any


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         Affiliate of Sellers or 99 West) within the preceding three years for conclusive and binding resolution. Buyer and Sellers shall each pay one-half of the fees and expenses of such accounting firm.

                  (c) If the Consolidated Net Book Value shown on the Closing Date Balance Sheet (as the same may be adjusted as described in Section 2.8(b) above) exceeds the Consolidated Net Book Value shown on the Estimated Balance Sheet, Buyer will pay Sellers in cash within five business days an amount equal to such excess by wire transfer of immediately available funds to an account designated by Sellers. The additional amount shall be allocated among Sellers pursuant to this Agreement and the Doe Brothers pursuant to the Merger Agreement in accordance with Exhibit J. If the Consolidated Net Book Value shown on the Closing Date Balance Sheet is less than the Consolidated Net Book Value shown on the Estimated Balance Sheet, Sellers and the Doe Brothers will pay Buyer in cash within five business days an amount equal to such deficit by wire transfer of immediately available funds to an account designated by Buyer.

                  (d) As soon as practical following the first anniversary of the Closing Date, Lockton Insurance Brokerage shall review the IBNR reserve for workers' compensation and general liability insurance payables based upon payments made from the Closing Date through the first anniversary of the Closing Date and IBNR claims still outstanding on the first anniversary of the Closing Date that relate to the period prior to Closing. To the extent that such review reflects that the IBNR reserve for workers' compensation and general liability insurance payables on the Closing Date Balance Sheet was overstated, Buyer shall pay the amount of such overstatement to Sellers and the Doe Brothers in accordance with Exhibit J. Lockton Insurance Brokerage shall determine IBNR claims using the methodology described in Schedule 2.8.

                                   ARTICLE 3
                    REPRESENTATIONS AND WARRANTIES OF BUYER

         Buyer represents and warrants to Sellers that the statements contained in this Article 3 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Article 3), except as set forth in the disclosure schedule delivered by Buyer to Sellers prior to the date of this Agreement (the "BUYER DISCLOSURE SCHEDULE").

         3.1 ORGANIZATION OF BUYER. Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the State of Tennessee.

         3.2 AUTHORIZATION OF TRANSACTION. Buyer has full power and authority to execute and deliver this Agreement and each other Transaction Document to which it is a party and to perform its obligations hereunder and thereunder. This Agreement constitutes and, when executed, the other Transaction Documents to be executed by Buyer will constitute, the valid and binding obligations of Buyer, enforceable in accordance with their terms and conditions. The execution, delivery and performance of this Agreement and the other Transaction Documents to which Buyer is a party have been duly authorized by Buyer.

         3.3 NONCONTRAVENTION. Neither the execution and the delivery of this Agreement or any other Transaction Document to which Buyer is a party nor the consummation of the transactions contemplated hereby or thereby will (a) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which Buyer is subject or any provision of its Organizational Documents or (b) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which Buyer is a party or by which it is bound or to which any of its assets is subject. Buyer need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement and the Transaction Documents, except any applicable filings required under the Hart-Scott-Rodino Act.

         3.4 BROKERS' FEES. Buyer has no Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which any Seller could become liable or obligated.

         3.5 CAPITALIZATION. The authorized Buyer Common Stock consists of 50,000,000 shares, of which 18,792,815 shares are issued and outstanding on the date of this Agreement. All of the issued and outstanding shares of Buyer Common Stock have been duly authorized, are validly issued, fully paid and nonassessable. The shares of Buyer Common Stock to be delivered as partial payment of the Purchase Price, when issued in accordance with this Agreement, will be duly authorized, validly issued, fully paid and nonassessable.

         3.6 SEC REPORTS. Buyer has filed with the SEC all forms, reports and documents (collectively, "FILINGS") required to be filed with the SEC by it pursuant to the Securities Act and the Securities Exchange Act, all of which complied in all material respects with all applicable requirements of the Securities Act and the Securities Exchange Act. None of such Filings, at the time filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except to the extent any such statements have been modified or superceded by a later Filing filed prior to the date hereof.

                                   ARTICLE 4
         REPRESENTATIONS AND WARRANTIES OF SELLERS AND THE DOE BROTHERS

         Sellers and the Doe Brothers represent and warrant to Buyer that the statements contained in this Article 4 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Article 4), except as set forth in the disclosure schedule delivered by Sellers and the Doe Brothers to Buyer prior to the date of this Agreement (the "SELLER DISCLOSURE SCHEDULE"). The Seller Disclosure Schedules will be arranged to correspond to the numbered and lettered sections contained in this Article 4.

         4.1 ORGANIZATION, QUALIFICATION, AND CORPORATE POWER. Each of 99 Boston and 99 Vermont is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation. LLC is a limited liability company duly organized, validly existing, and in good standing under the laws of the Commonwealth of Massachusetts. Each of Sellers is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required. Each of Sellers has full power and authority and all licenses, permits, and authorizations necessary to carry on the businesses in which it is engaged and to own and use the properties owned and used by it. Disclosure Schedule 4.1 lists the directors, officers and the stockholders or members, as applicable, of each of Sellers. Sellers have delivered to Buyer correct and complete copies of the Organizational Documents of each Seller (as amended to date). The minute books (containing the records of meetings of the stockholders or members, the board of directors, and any committees of the board of directors), the stock certificate books, and the ownership record books of each of Sellers are correct and complete in all material respects. None of Sellers is in default under or in violation of any provision of its Organizational Documents.

         4.2 AUTHORIZATION OF TRANSACTION. Each Seller and each Doe Brother has full power and authority to execute and deliver this Agreement and each other Transaction Document to which any Seller or Doe Brother is a party and to perform his or its obligations hereunder and thereunder. This Agreement constitutes and, when executed the other Transaction Documents to be executed by Sellers or the Doe Brothers will constitute, the valid and binding obligation of each Seller and each Doe Brother, as applicable, enforceable in accordance with its terms and conditions. The execution, delivery and performance of this Agreement and the other Transaction Documents to which any Seller is a party have been duly authorized by such Seller.

         4.3 NONCONTRAVENTION. Neither the execution and the delivery of this Agreement or any other Transaction Document to which any Seller or Doe Brother is a party nor the consummation of the transactions contemplated hereby or thereby, will (a) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which any Seller or Doe Brother is subject or any provision of the Organizational Documents of any Seller or (b) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which any Seller or Doe Brother is a party or by which he or it is bound or to which any of his or its assets is subject (or result in the imposition of any Security Interest upon any of his or its assets). None of Sellers or Doe

Brothers needs to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement and the Transaction Documents, except any applicable filings required under the Hart-Scott-Rodino Act.

         4.4 BROKERS' FEES. None of Sellers or Doe Brothers has any Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which Buyer could become liable or obligated.

         4.5 TITLE TO ACQUIRED ASSETS. Sellers have good and marketable title to, or a valid leasehold interest in, the properties and assets used by them, located on their premises, or shown on the Most Recent Financial Statements or acquired after the date thereof, free and clear of all Security Interests, except for properties and assets disposed of in the Ordinary Course of Business since the date of the Most Recent Financial Statements.

         4.6 SUBSIDIARIES. None of Sellers controls directly or indirectly or has any direct or indirect ownership or equity participation in any corporation, partnership, limited liability company, trust, or other business association, except that 99 Vermont is a wholly-owned subsidiary of 99 Boston.

         4.7 FINANCIAL STATEMENTS. Disclosure Schedule 4.7 contains the following financial statements (collectively, the "FINANCIAL STATEMENTS"):

                  (a) audited consolidated balance sheets and statements of income, changes in stockholders' equity, and cash flow as of and for the fiscal years ended June 25, 2000, June 24, 2001 and June 30, 2002 for 99 Boston;

                  (b) audited balance sheets and statements of income, changes in members' equity, and cash flow as of and for the fiscal years ended December 31, 2000 and 2001 for LLC;

                  (c) unaudited consolidated balance sheets and statements of income, changes in stockholders' equity, and cash flow as of and for the 13 weeks ended September 29, 2002 (the "MOST RECENT FISCAL MONTH END") for 99 Boston; and

                  (d) unaudited balance sheets and statements of income, changes in members' equity, and cash flow as of and for the nine months ended September 30, 2002 for LLC (the financial statements described in (c) above and this subsection (d) are collectively referred to herein as the "MOST RECENT FINANCIAL STATEMENTS").

Except as set forth in Disclosure Schedule 4.7, the Financial Statements (including the notes thereto) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, present fairly the financial condition of Sellers as of such dates and the results of operations of Sellers for such periods, and are consistent with the books and records of Sellers; provided, however, that the Most Recent Financial Statements are subject to normal year-end adjustments (which will not be material individually or in the aggregate) and lack footnotes and other presentation items.

         4.8 SUBSEQUENT EVENTS. Except as set forth in Disclosure Schedule 4.8, since the Most Recent Fiscal Year End, there has not been any material adverse change in the business, financial condition, operations, results of operations, or future prospects of Sellers. Without limiting the generality of the foregoing, except as set forth in Disclosure Schedule 4.8, since that date:

                  (a) none of Sellers has sold, leased, transferred, or assigned any assets, tangible or intangible, other than for fair consideration in the Ordinary Course of Business;

                  (b) except in the Ordinary Course of Business, none of Sellers has entered into any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) involving more than $25,000;

                  (c) no party (including any of Sellers) has accelerated, terminated, modified, or canceled any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) involving more than $25,000 to which any of Sellers is a party or by which any of them is bound;

                  (d) none of Sellers has imposed any Security Interest upon any of its assets, tangible or intangible;

                  (e) except in the Ordinary Course of Business, none of Sellers has made any capital expenditure (or series of related capital expenditures) involving more than $25,000;

                  (f) except in the Ordinary Course of Business, none of Sellers has made any capital investment in, any loan to, or any acquisition of the securities or assets of, any other Person (or series of related capital investments, loans, and acquisitions) involving more than $25,000;

                  (g) none of Sellers has issued any note, bond, or other debt security or created, incurred, assumed, or guaranteed any indebtedness for borrowed money or capitalized lease obligation either involving more than $25,000 singly or $50,000 in the aggregate;

                  (h) except in the Ordinary Course of Business, none of Sellers has delayed or postponed the payment of accounts payable and other Liabilities;

                  (i) except in the Ordinary Course of Business, none of Sellers has canceled, compromised, waived, or released any right or claim (or series of related rights and claims) involving more than $25,000;

                  (j) none of Sellers has granted, transferred or assigned any license or sublicense of any rights under or with respect to any Intellectual Property;

                  (k) there has been no amendment to the Organizational Documents of any of Sellers;

                  (l) none of Sellers has issued, sold, or otherwise disposed of any of its capital stock or member interests, or granted any options, warrants, or other rights to purchase or obtain (including upon conversion, exchange, or exercise) any of its capital stock or member interests;

                  (m) none of Sellers has declared, set aside, or paid any dividend or made any distribution with respect to its capital stock or member interests (whether in cash or in kind) or redeemed, purchased, or otherwise acquired any of its capital stock or member interests;

                  (n) none of Sellers has experienced any material damage, destruction, or loss (whether or not covered by insurance) to its properties;

                  (o) except in the Ordinary Course of Business, none of Sellers has made any loan to, or entered into any other transaction with, any of its stockholders, members, directors, officers, managers, and employees;

                  (p) none of Sellers has entered into any written or, to the Knowledge of Sellers and the Doe Brothers, oral employment contract or collective bargaining agreement or modified the terms of any existing such contract or agreement, and the Sellers and the Doe Brothers do not have Knowledge of any circumstance or discussions that would give rise to or constitute an oral contract or agreement;

                  (q) except in the Ordinary Course of Business, none of Sellers has granted any increase in the base compensation of any of its directors, officers, and employees;

                  (r) none of Sellers has adopted, amended, modified, or terminated any bonus, profit-sharing, incentive, severance, or other plan, contract, or commitment for the benefit of any of its directors, officers, and employees (or taken any such action with respect to any other Employee Benefit Plan);

                  (s) none of Sellers has made any other change in employment terms for any of its directors, officers, and employees outside the Ordinary Course of Business;

                  (t) except in the Ordinary Course of Business, none of Sellers has made or pledged to make any charitable or other capital contribution;

                  (u) there has been no other material occurrence, event, incident, action, failure to act, or transaction involving any of Sellers;

                  (v) except in the Ordinary Course of Business, none of Sellers has discharged a material Liability or Security Interest;

                  (w) none of Sellers has made any loans or advances of money; and

                  (x) none of Sellers has committed to any of the foregoing.

         4.9 UNDISCLOSED LIABILITIES. None of Sellers has any Liability (and, to the Knowledge of Sellers and the Doe Brothers, there is no Basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against any of them giving rise to any Liability), except for (a) Liabilities shown in the Most Recent Balance Sheet (including the footnotes) and (b) Liabilities which have arisen in the Ordinary Course of Business after the Most Recent Fiscal Month End (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement, or violation of law in each case committed by any Seller).

         4.10 LEGAL COMPLIANCE. Each of Sellers and their respective predecessors and Affiliates has complied in all material respects with all applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state, local, and foreign governments (and all agencies thereof), and no action, suit, proceeding, hearing, demand, or notice has been filed or commenced against any of them alleging any failure to so comply and, to the Knowledge of Sellers and the Doe Brothers, there are no such investigations, charges, complaints or claims pending against any of them alleging any failure to so comply.

         4.11     TAX MATTERS.

                  (a) Each of Sellers has filed all Tax Returns that it was required to file. All such Tax Returns were correct and complete in all material respects. All Taxes owed by any of Sellers (whether or not shown on any Tax Return) have been paid. Except as set forth on Disclosure Schedule 4.11(a), none of Sellers currently is the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made by an authority in a jurisdiction where any of Sellers does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no Security Interests on any of the assets of any of Sellers that arose in connection with any failure (or alleged failure) to pay any Tax.

                  (b) Each of Sellers has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owed to any employee, independent contractor, creditor, stockholder, member or other third party.

                  (c) Sellers and the Doe Brothers do not have any Knowledge that any authority will assess any additional Taxes for any period for which Tax Returns have been filed. There is no dispute or claim concerning any Tax Liability of any of Sellers either (i) claimed or raised by any authority in writing or (ii) as to which any Seller or Doe Brother has Knowledge. Disclosure Schedule 4.11(c) lists all Tax Returns filed with respect to any of Sellers for taxable periods ended on or after December 31, 1997, indicates those Tax Returns that have been audited, and indicates those Tax Returns that currently are the subject of audit. Sellers have delivered to Buyer correct and complete copies of all federal income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by any of Sellers since December 31, 1997.

                  (d) None of Sellers has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

                  (e)      None of Sellers has filed a consent under Code
         Section 341(f) concerning collapsible corporations.

                  (f) None of Sellers has made any payments, is obligated to make any payments, or is a party to any agreement that under certain circumstances could obligate it to make any payments that will not be deductible under Code Section 280G (or any corresponding provision of state, local or foreign Tax law) or will not be fully deductible as a result of Section 162(m) of the Code (or any corresponding provision of state, local or foreign Tax law).

                  (g) None of Sellers has been a United States real property holding corporation within the meaning of Code Section 897(c)(2) during the applicable period specified in Code Section 897(c)(1)(A)(ii).

                  (h) Each of Sellers has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Code Section 6662.

                  (i) None of Sellers is a party to or bound by any Tax allocation or sharing agreement.

                  (j) None of Sellers (i) has been a member of an Affiliated Group filing a consolidated federal income Tax Return or
         (ii) has any Liability for the Taxes of any Person (other than any of Sellers) under Treas. Reg. Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

                  (k) Disclosure Schedule 4.11(k) sets forth the following information with respect to each of Sellers as of the most recent practicable date: (i) the amount of any net operating loss, net capital loss, unused investment or other credit, unused foreign tax, or excess charitable contribution allocable to Sellers; and (ii) the amount of any deferred gain or loss allocable to Sellers arising out of any Deferred Intercompany Transaction.

                  (l) The unpaid Taxes of Sellers (i) did not, as of the Most Recent Fiscal Month End, exceed the reserve for Tax Liability (other than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Most Recent Financial Statements (rather than in any notes thereto) and (ii) will not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of Sellers in filing their Tax Returns.

         4.12     REAL PROPERTY.

                  (a) Disclosure Schedule 4.12(a) lists and describes briefly all real property that any of Sellers owns. With respect to each such parcel of owned real property:

                           (i) except as set forth on Disclosure Schedule 4.12(a), the identified owner has good and record title to the parcel of real property, free and clear of any Security Interest, easement, covenant, or other restriction;

                           (ii) there are no pending or, to the Knowledge of Sellers and the Doe Brothers, threatened condemnation proceedings, lawsuits, or administrative actions relating to the property;

                           (iii) there are no leases, subleases, licenses, concessions, or other agreements, written or oral, granting to any party or parties the right of use or occupancy of any portion of the parcel of real property; and

                           (iv) there are no outstanding options or rights of first refusal to purchase the parcel of real property, or any portion thereof or interest therein.

                  (b) Disclosure Schedule 4.12(b) lists and describes briefly all real property leased or subleased to any of Sellers. Sellers have delivered to Buyer correct and complete copies of the leases and subleases listed in Disclosure Schedule 4.12(b) (as amended to date). With respect to each lease and sublease listed in Disclosure
         Schedule 4.12(b):

                           (i) the lease or sublease is legal, valid, binding, enforceable, and in full force and effect with respect to Sellers and, assuming such lease or sublease was duly authorized and executed by the other party to the lease or sublease, with respect to such other party;

                           (ii) the consummation of the transactions contemplated hereby will not cause a change or modification in the terms of such lease or sublease other than making Buyer liable thereunder for the Assumed Liabilities associated with such lease or sublease;

                           (iii) neither Sellers nor, to the Knowledge of Sellers and the Doe Brothers, any other party to the lease or sublease is in breach or default, and no event has occurred which, with notice or lapse of time, would constitute a breach or default or permit termination, modification, or acceleration thereunder;

                           (iv) Sellers have not, and have not received any notice that any other party to the lease or sublease has, repudiated any provision thereof;

                           (v) to the Knowledge of Sellers and the Doe Brothers, there are no disputes, oral agreements, or forbearances in effect as to the lease or sublease;

                           (vi) with respect to each sublease, to the Knowledge of Sellers and the Doe Brothers, the representations and warranties set forth in Sections 4.12(b)(i) through (iv) are true and correct with respect to the underlying lease;

                           (vii) except as set forth on Disclosure Schedule 4.12(b), none of Sellers has assigned, transferred, conveyed, mortgaged, deeded in trust, or encumbered any interest in the leasehold or subleasehold;

                           (viii) all facilities leased or subleased have received all approvals of governmental authorities (including licenses and permits) required in connection with the operation thereof and have been operated and maintained in all material respects in accordance with applicable laws, rules, and regulations; and

                           (ix) all facilities leased or subleased are supplied with utilities and other services necessary for the operation of said facilities as operated by Sellers.

         4.13     INTELLECTUAL PROPERTY.

                  (a) Sellers either own or have the right to use all Intellectual Property necessary for the operation of the businesses of Sellers as presently conducted and as presently proposed to be conducted by Sellers. Each item of Intellectual Property owned or used by any of Sellers immediately prior to the Closing hereunder will be owned or available for use by Buyer on identical terms and conditions immediately subsequent to the Closing hereunder. To the Knowledge of Sellers and the Doe Brothers, each of Sellers has taken all reasonable action to maintain and protect each item of Intellectual Property that it owns or uses.

                  (b) Disclosure Schedule 4.13(b) identifies each (i) patent, copyright, trademark and service mark which has been issued to any of Sellers with respect to its Intellectual Property, (ii) pending application or application for registration which any of Sellers has made with respect to its Intellectual Property, and (iii) license, agreement, or other permission which any of Sellers has granted to any third party with respect to any of its Intellectual Property (together with any exceptions). Sellers have delivered to Buyer correct and complete copies of all such patents, copyrights, trademarks and service marks, including all registrations, applications, licenses, agreements, and permissions (as amended to date) and have made available to Buyer correct and complete copies of all other written documentation evidencing ownership and prosecution (if applicable) of each such item. Disclosure Schedule 4.13(b) also identifies each trade name, Internet domain name, unregistered trademark and unregistered service mark used by any of Sellers in connection with any of its business. With respect to each item of Intellectual Property identified in Disclosure Schedule 4.13(b):

                           (i) Sellers possess all right, title, and interest in and to the item, free and clear of any Security Interest, license, or other restriction;

                           (ii) the item is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge;

                           (iii) no action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand is pending or, to the Knowledge of Sellers and the Doe Brothers, is threatened which challenges the legality, validity, enforceability, use, or ownership of the item; and

                           (iv)     none of Sellers has ever agreed to
                  indemnify any Person for or against any interference, infringement, misappropriation, or other conflict with respect to the item.

                  (c) None of Sellers has infringed upon, misappropriated, or, to the Knowledge of Sellers and the Doe Brothers, otherwise interfered with or come into conflict with any Intellectual Property rights of third parties, and none of Sellers and the directors and officers of Sellers has ever received any charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or violation (including any claim that any of Sellers must license or refrain from using any Intellectual Property rights of any third party). To the Knowledge of Sellers and the Doe Brothers, no third party has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of any of Sellers.

                  (d) Disclosure Schedule 4.13(d) identifies each item of Intellectual Property that is owned by a third party and that any of Sellers uses pursuant to license, sublicense, agreement, or permission. Sellers have delivered to Buyer correct and complete copies of all such licenses, sublicenses, agreements, and permissions (as amended to date). With respect to each item of Intellectual Property identified in Disclosure Schedule 4.13(d):

                           (i) the license, sublicense, agreement, or permission covering the item is legal, valid, binding, enforceable, and in full force and effect with respect to Sellers and, assuming such license, sublicense, agreement or permission was duly authorized and executed by the other party to such license, sublicense, agreement or permission, with respect to such other party.

                           (ii) the consummation of the transactions contemplated hereby will not cause a change or modification in the terms of such license, sublicense, agreement or permission other than making Buyer liable thereunder for the Assumed Liabilities associated with such license, sublicense, agreement or permission;

                           (iii) neither Sellers nor, to the Knowledge of Sellers and the Doe Brothers, any other party to the license, sublicense, agreement, or permission is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default or permit termination, modification, or acceleration thereunder;

                           (iv) Sellers have not, and have not received any notice that any other party to the license, sublicense, agreement, or permission has, repudiated any provision thereof;

                           (v) with respect to each sublicense, to the Knowledge of Sellers and the Doe Brothers, the representations and warranties set forth in Sections 4.13(d)(i) through (iv) are true and correct with respect to the underlying license;

                           (vi) to the Knowledge of Sellers and the Doe Brothers, the underlying item of Intellectual Property is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge;

                           (vii) no action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand is pending or, to the Knowledge of Sellers and the Doe Brothers, is threatened which challenges the legality, validity, or enforceability of the underlying item of Intellectual Property; and

                           (viii) none of Sellers has granted any sublicense or similar right with respect to the license, sublicense, agreement, or permission.

                  (e) To the Knowledge of Sellers and the Doe Brothers, none of Sellers will interfere with, infringe upon, misappropriate, or otherwise come into conflict with, any Intellectual Property rights of third parties as a result of the continued operation of its businesses as presently conducted and as presently proposed to be conducted.

         4.14 TANGIBLE ASSETS. Sellers own or lease all buildings, machinery, equipment, and other tangible assets necessary for the conduct of their businesses as presently conducted. To the Knowledge of Sellers and the Doe Brothers, each such tangible asset is free from defects (patent and latent), has been maintained in accordance with normal industry practice, is in operating condition (subject to normal wear and tear), and is suitable for the purposes for which it presently is used.

         4.15 INVENTORY. There has been no change in inventory valuation standards or methods with respect to the inventory of Sellers in the last three years. To the Knowledge of Sellers and the Doe Brothers, the inventory of Sellers consists of materials and supplies that are merchantable and fit for the purpose for which they were procured, and none of the inventory is damaged or defective, subject only to the reserve for inventory writedown set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto) as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of Sellers. The quantities and kind of inventory are reasonable in the current circumstances of Sellers.

         4.16 CONTRACTS. Disclosure Schedule 4.16 lists the following contracts and other agreements to which any of Sellers is a party:

                  (a) any agreement (or group of related agreements) for the lease of personal property to or from any Person providing for lease payments in excess of $25,000 per annum;

                  (b) any agreement (or group of related agreements) for the purchase or sale of raw materials, commodities, supplies, products, or other personal property, or for the furnishing or receipt of services, the performance of which will extend over a period of more than one year, result in a material loss to any of Sellers, or involve consideration in excess of $25,000;

                  (c) any agreement concerning a partnership, limited liability company, joint venture or similar arrangement;

                  (d) any agreement (or group of related agreements) under which a Seller has created, incurred, assumed, or guaranteed any indebtedness for borrowed money, or any capitalized lease obligation, in excess of $25,000 or under which it has imposed a Security Interest on any of its assets, tangible or intangible;

                  (e) any agreement concerning confidentiality or noncompetition;

                  (f) any agreement with any of Sellers and their Affiliates (other than Sellers);

                  (g) any profit sharing, stock option, phantom stock, stock purchase, stock appreciation, deferred compensation, severance, or other material plan or arrangement for the benefit of its current or former directors, officers, and employees;

                  (h)      any collective bargaining agreement;

                  (i) any agreement for the employment of any individual on a full-time, part-time, consulting, or other basis providing annual compensation in excess of $50,000 or providing severance benefits;

                  (j) any agreement under which it has advanced or loaned any amount to any of its stockholders, members, directors, officers, managers and employees except in the Ordinary Course of Business;

                  (k) any agreement under which the consequences of a default or termination could have a material adverse effect on the business, financial condition, operations, results of operations, or future prospects of any of Sellers;

                  (l) any agreement under which any Seller has advanced or loaned any other Person amounts in the aggregate exceeding $25,000; or

                  (m) any other agreement (or group of related agreements) the performance of which involves consideration in excess of $25,000.

         Sellers have delivered to Buyer a correct and complete copy of each written agreement listed in Disclosure Schedule 4.16 (as amended to date) and a written summary setting forth the terms and conditions of each oral agreement referred to in Disclosure Schedule 4.16. With respect to each such agreement:

                           (i) the agreement is legal, valid, binding, enforceable, and in full force and effect with respect to Sellers and, assuming such agreement was duly authorized and executed by the other party to the agreement, with respect to such other party.

                           (ii) the consummation of the transactions contemplated hereby will not cause a change or modification in the terms of such agreement other than making Buyer liable thereunder for the Assumed Liabilities associated with such agreement;

                           (iii) neither Sellers, nor, to the Knowledge of Sellers and the Doe Brothers, any other party is in breach or default, and no event has occurred which, with notice or lapse of time would constitute a breach or default, or permit termination, modification, or acceleration, under the agreement; and

                           (iv) Sellers have not, and have not received any notice that any other party has, repudiated any provision of the agreement.

         None of Sellers has granted any Person any development, franchise, license or similar rights to use Sellers' Intellectual Property to operate restaurants.

         4.17 NOTES AND ACCOUNTS RECEIVABLE. All notes and accounts receivable of Sellers are reflected properly on their books and records, are valid receivables subject to no setoffs or counterclaims of which Sellers or the Doe Brothers have Knowledge, are current and, to the Knowledge of Sellers and the Doe Brothers, collectible in accordance with their terms at their recorded amounts, subject only to the reserve for bad debts set forth on the face of the Most Recent Financial Statements (rather than in any notes thereto) as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of Sellers.

         4.18 POWERS OF ATTORNEY. There are no outstanding powers of attorney executed on behalf of any of Sellers.

         4.19 INSURANCE. Disclosure Schedule 4.19 sets forth a list of all insurance policies of Sellers, true and correct copies of which have been made available to Buyer. With respect to each insurance policy:

                  (a) the policy is legal, valid, binding, enforceable, and in full force and effect with respect to Sellers and, assuming such policy was duly authorized and executed by the other party to the policy, with respect to such other party;

                  (b) the consummation of the transactions contemplated hereby will not cause a change or modification in the terms of such policy other than making Buyer liable thereunder for the Assumed Liabilities associated with such policy;

                  (c) neither any of Sellers nor, to the Knowledge of Sellers and the Doe Brothers, any other party to the policy is in breach or default (including with respect to the payment of premiums or the giving of notices), and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination, modification, or acceleration, under the policy; and

                  (d) Sellers have not, and have not received any notice that any other party to the policy has, repudiated any provision thereof.

         Disclosure Schedule 4.19 describes any self-insurance arrangements affecting any of Sellers.

         4.20 LITIGATION. Disclosure Schedule 4.20 sets forth each instance in which any of Sellers (a) is subject to any outstanding injunction, judgment, order, decree, ruling, or charge or (b) is a party or, to the Knowledge of Sellers and the Doe Brothers, is threatened to be made a party to any action, suit, proceeding, hearing, or investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator or mediator. None of the actions, suits, proceedings, hearings, and investigations set forth in Disclosure
Schedule 4.20 would reasonably be expected to result in any material adverse change in the business, financial condition, operations, results of operations, or future prospects of any of Sellers; provided, that Sellers and the Doe Brothers make no representation with respect to the ultimate outcome of any such action, suit, proceeding, hearing, or investigation. Neither Sellers nor the Doe Brothers have Knowledge of any Basis for any such action, suit or proceeding against any of Sellers that would reasonably be expected to result in any material adverse change in the business, financial condition, operations, results of operations or future prospects of any of Sellers.

         4.21 EMPLOYEES. To the Knowledge of Sellers and the Doe Brothers, no executive, key employee, or group of employees has any plans to terminate employment with any of Sellers. None of Sellers is a party to or bound by any collective bargaining agreement, nor has any of them experienced any strikes, grievances, claims of unfair labor practices, or other collective bargaining disputes. None of Sellers has committed any unfair labor practice. None of Sellers and the Doe Brothers has any Knowledge of any organizational effort presently being made or threatened by or on behalf of any labor union with respect to employees of any of Sellers.

         4.22     EMPLOYEE BENEFIT PLANS.

                  (a) Disclosure Schedule 4.22 identifies and sets forth a list of (i) every Employee Benefit Plan presently maintained by Sellers or any ERISA Affiliate thereof and a true and correct description of the plan and (ii) as of the most recent practical date, the names, titles and the annual rate of total compensation (including without limitation any bonuses) being paid to each employee, officer, leased employee or director of Sellers paid in excess of $50,000.00 in the last calendar year or presently paid in excess of $50,000.00 per annum.

                  (b) With respect to each Employee Benefit Plan maintained by Sellers or any ERISA Affiliate thereof within the three years preceding the Closing Date, true, complete and correct copies of the following documents (as applicable to such Employee Benefit Plan) have previously been delivered to Buyer: (i) all documents embodying or governing such Employee Benefit Plan (or, in the case of any unwritten Employee Benefit Plan, a description thereof) including without limitation any modification or amendment thereof, and any funding medium for the Employee Benefit Plan (including without limitation trust agreements) as such may have been amended to the date hereof; (ii) the most recent IRS determination or approval letter with respect to such Employee Benefit Plan under Sections 401(a) or 501(c)(9) of the Code, and any applications for determination or approval subsequently filed with the IRS, as well as a list of all amendments to any Employee Benefit Plan as to which a favorable determination letter has not been received; (iii) the three most recently filed IRS Forms 5500, with all applicable schedules, attachments and accountants' opinions attached thereto; (iv) the three most recent actuarial valuation reports completed with respect to any such Employee Benefit Plan, consolidated statement of assets and liabilities of each of the employee benefit pension plans as of its most recent valuation date and the statement of changes in fund balance and in financial position or the statement of net assets available for benefits under each Employee Benefit Plan for the most recently ended plan year and all of the foregoing documents fairly and accurately represent the true financial condition of each said plan as of such dates and the results of operations of each said plan, all on a consistent basis, unless otherwise noted in Disclosure Schedule 4.22; (v) the summary plan description for every such Employee Benefit Plan (and any other descriptions of such Employee Benefit Plan provided to employees) and all modifications or amendments thereto;
         (vi) any insurance policy (including any fiduciary liability insurance policy or fidelity bond) related to such Employee Benefit Plan; (vii) any registration statement or other filing made pursuant to any federal or state securities law; and (viii) all correspondence with respect to any such Employee Benefit Plan to and from any state or federal agency within the last three years.

                  (c) Every Employee Benefit Plan maintained by Sellers or any ERISA Affiliate thereof that has been intended to qualify under
         Section 401(a) or 501(c)(9) of the Code has received a favorable determination or approval letter from the IRS regarding its qualification under such section and has, in fact, been qualified in all material respects in form and operation under the applicable section of the Code from the effective date of such Employee Benefit Plan through and including the Closing Date (or, if earlier, the date that all of such Employee Benefit Plan's assets were distributed). To the Knowledge of Sellers and the Doe Brothers, no event or omission has occurred which could be expected to cause any such Employee Benefit Plan to lose its qualification under the applicable section of the Code and every asset held under any such Employee Benefit Plan may be liquidated or terminated without the imposition of any redemption for surrender charge or comparable liability.

                  (d) With respect to every Employee Benefit Plan maintained by Sellers or any ERISA Affiliate thereof (except as noted and fully described in Disclosure Schedule 4.22), Sellers and every ERISA Affiliate thereof have complied in all material respects with all applicable requirements of every law, regulation and ruling and have materially performed all of their obligations with respect to every such Employee Benefit Plan. With respect to every Employee Benefit Plan maintained by Sellers or any ERISA Affiliate thereof, there is no and there has been no: (i) "prohibited transaction" within the meaning of Section 406 of ERISA or Section 4975 of the Code and the consummation of the transactions contemplated by this Agreement will not result in any such prohibited transaction; (ii) failure to comply with the terms of any Employee Benefit Plan or any agreement;
         (iii) non-deductible contribution, which, in the case of any of (i),
         (ii) or (iii), could subject Sellers, any ERISA Affiliate thereof or Buyer to liability either directly or indirectly (including, without limitation, through any obligation of indemnification or contribution) for any damages, penalties, taxes, or any other loss or expense; (iv) action or inaction that could result in fines, penalties, taxes or any other charges under Section 511 of the Code, Chapter 43 of the Code or Sections 502(c), 502(i), 502(l) or 4071 of ERISA; (v) failure to make any payment in full when due of all amounts that under the provisions of any Employee Benefit Plan or by law, regulation or ruling is required to be made; (vi) Employee Benefit Plan subject to Title IV of ERISA or Section 412 of the Code, including without limitation any Multiemployer Plan; or (vii) excise tax, civil fine or penalty due, payable or foreseeable. To the Knowledge of Sellers and the Doe

         Brothers, none of Sellers or any ERISA Affiliate has ever engaged in any transaction or acted or failed to act in a manner that could subject Sellers or any ERISA Affiliate to any liability for breach of fiduciary duty under ERISA or any other applicable law, regulation or ruling. No claim (other than routine claims for benefits), litigation or governmental administrative proceeding or other proceeding is pending or, to the Knowledge of Sellers and the Doe Brothers, threatened with respect to any such Employee Benefit Plan and no facts exist which could give rise to any actions, suits or claims (other than routine claims for benefits), litigation or governmental administrative proceeding (or investigation) or other proceeding which could result in material adverse effect or liability to Sellers or any ERISA Affiliate thereof.

                  (e) None of Sellers or any ERISA Affiliate thereof has ever provided health care or any other non-pension benefits to any employee (or to any individuals who were previously employed by entities acquired by Sellers or any ERISA Affiliate thereof prior to the date of this Agreement) after termination of employment (other than as required by part 6 of subtitle B of title I of ERISA) and/or as required under any applicable state law.

                  (f) Each Employee Benefit Plan required to be listed on Disclosure Schedule 4.22 may be amended, terminated, or otherwise modified by Sellers or any ERISA Affiliate thereof prior to, as of or subsequent to the effective date of this Agreement to the greatest extent permitted by applicable law, regulation or ruling without material liability to any of Sellers, any ERISA Affiliate thereof or Buyer, including the elimination of any and all future benefit accruals under any Employee Benefit Plan and no employee communications or provision of any Employee Benefit Plan document has ever purported to create an Employee Benefit Plan not listed on Disclosure Schedule 4.22 or to limit the right of Buyer, Sellers or any ERISA Affiliate thereof to so amend, terminate or otherwise modify any Employee Benefit Plan.

                  (g) No amount payable under any Employee Benefit Plan maintained by Sellers or any ERISA Affiliate thereof will fail to be deductible for federal income tax purposes by virtue of Sections 280G or 162(m) of the Code. The consummation of the transactions contemplated by this Agreement will not, either alone or in combination with any other event that is reasonably likely to occur:
         (i) entitle any current or former director, officer or employee of Sellers or any ERISA Affiliate thereof to severance pay, golden parachute payments, unemployment compensation or any other payment, except as expressly provided in this Agreement; or (ii) accelerate the time of payment or vesting, or increase the amount of any compensation due any such officer, director or employee.

                  (h) For the purposes of this Section, an entity "maintains" or "maintained" an Employee Benefit Plan if such entity sponsors, ever sponsored, contributes to or has ever contributed to, or provides or has ever provided benefits under such Employee Benefit Plan, or has or has ever had any obligation (by agreement, under applicable law or otherwise) to contribute to or provide benefits under such Employee Benefit Plan (or has ever promised any of the foregoing), or if such Employee Benefit Plan provides or has ever provided benefits to or otherwise covers or has ever covered employees of such entity (or their spouses, dependents or beneficiaries).

         4.23 GUARANTIES. None of Sellers is a guarantor or otherwise is liable for any Liability or obligation (including indebtedness) of any other Person.

         4.24 ENVIRONMENTAL, HEALTH, AND SAFETY MATTERS. Except as set forth on Disclosure Schedule 4.24:

                  (a) To the Knowledge of Sellers and the Doe Brothers, each of Sellers and their respective predecessors and Affiliates has complied and is in compliance with all Environmental, Health, and Safety Requirements;

                  (b) Without limiting the generality of Section 4.24(a), to the Knowledge of Sellers and the Doe Brothers, each of Sellers and their respective Affiliates has obtained, has complied with, and is in compliance with, all permits, licenses and other authorizations that are required pursuant to Environmental, Health, and Safety Requirements for the occupation of its facilities and the operation of its business;

                  (c) Neither Sellers nor any of their respective predecessors or Affiliates have received any written or oral notice, report or other information regarding any actual or alleged violation of Environmental, Health, and Safety Requirements, or any liabilities or potential liabilities (whether accrued, absolute, contingent, unliquidated or otherwise), including any investigatory, remedial or corrective obligations, relating to any of them or their facilities arising under Environmental, Health, and Safety Requirements;

                  (d) to the Knowledge of Sellers and the Doe Brothers, none of the following exists at any property or facility owned or operated by Sellers: (i) underground storage tanks, (ii) asbestos-containing material in any form or condition, (iii) materials or equipment containing polychlorinated biphenyls, or (iv) landfills, surface impoundments, or disposal areas;

                  (e) To the Knowledge of Sellers and the Doe Brothers, none of Sellers or their respective predecessors or Affiliates has treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, or released any substance, including without limitation any hazardous substance, or owned or operated any property or facility (and no such property or facility is contaminated by any such substance) in a manner that has given or would give rise to liabilities, including any liability for response costs, corrective action costs, personal injury, property damage, natural resources damages or attorney fees, pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, the Solid Waste Disposal Act, as amended, or any other Environmental, Health, and Safety Requirements; and

                  (f) To the Knowledge of Sellers and the Doe Brothers, neither Sellers nor any of their respective predecessors or Affiliates has, either expressly or by operation of law, assumed or undertaken any liability, including without limitation any obligation for corrective or remedial action, of any other Person relating to Environmental, Health, and Safety Requirements.

         4.25 CERTAIN BUSINESS RELATIONSHIPS WITH SELLERS. Except as set forth on Disclosure Schedule 4.25, none of the Affiliates of Sellers (other than another of Sellers or 99 West) owns any asset, tangible or intangible, that is used in the businesses of Sellers. Except as set forth on Disclosure Schedule 4.25, during the past 12 months, Sellers have not been a party to any contract or arrangement with any Affiliate of Sellers (other than another of Sellers or 99 West) related to the business of Sellers.

         4.26 INVESTMENT. Sellers (i) understand that the shares of Buyer Common Stock to be issued pursuant to this Agreement have not been, and, as of the date of issuance, will not be, registered under the Securities Act, or under any state securities laws, and are being offered and sold in reliance upon federal and state exemptions for transactions not involving any public offering, (ii) are acquiring Buyer Common Stock solely for their own accounts for investment purposes, and not with a view to the distribution thereof (except to the stockholders or members of Sellers or their Affiliates as permitted by state and federal securities laws), (iii) are sophisticated investors with knowledge and experience in business and financial matters, (iv) have received certain information concerning Buyer and have had the opportunity to obtain additional information as desired in order to evaluate the merits and the risks inherent in holding shares of Buyer Common Stock, (v) are able to bear the economic risk and lack of liquidity inherent in holding Buyer Common Stock, and (vi) are Accredited Investors.

         4.27     PERMITS AND LIQUOR LICENSES.

                  (a) Sellers have complied in all material respects with and are in compliance in all material respects with all Permits necessary for the ownership of the Acquired Assets and the lawful conduct of their businesses as now conducted, including those relating to, among others, food preparation and handling, alcoholic beverage control, public health and safety, zoning and fire codes, and there has not occurred any default under any such Permit.

                  (b) Disclosure Schedule 4.27(b) sets forth a complete and correct list of all liquor licenses (including, without limitation, beer and wine licenses) held or used by Sellers (collectively, the "LIQUOR LICENSES") in connection with the operation of each restaurant operated by Sellers, along with the address of each such restaurant and the expiration date of each such Liquor License. To the extent required by applicable law, rule, regulation or ordinance, each restaurant currently operated by Sellers possesses a Liquor License. Sellers and the Doe Brothers have no reason to believe that Sellers will not be able to obtain Liquor Licenses for restaurants currently being brought into operation. Assuming that each governmental entity issuing a Liquor License issued such Liquor License in accordance with its procedures therefor, each of the Liquor Licenses has been validly issued and is in full force and effect and is adequate for the current conduct of the operations at the restaurant for which it is issued. To the Knowledge of Sellers and the Doe Brothers, no governmental entity that issued any such Liquor License failed to properly follow its procedures for issuing such Liquor License. Sellers have not received any written notice of any pending or, to the Knowledge of Sellers and the Doe Brothers, threatened modification, suspension or cancellation of a Liquor License or any proceeding related thereto that would reasonably be expected to have any material adverse impact on any restaurant or the ability to maintain or renew any Liquor License. Except as set forth on Disclosure Schedule 4.27(b), since January 1, 2000, there have been no such proceedings relating to any of the Liquor Licenses. There are no pending disciplinary actions or past disciplinary actions that would reasonably be expected to have any material adverse impact on any restaurant or the ability to maintain or renew any Liquor License.

                                   ARTICLE 5
                             PRE-CLOSING COVENANTS

         The Parties agree as follows with respect to the period between the execution of this Agreement and the Closing:

         5.1 GENERAL. Each of the Parties will use reasonable best efforts to take all action and to do all things necessary, proper, or advisable in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the closing conditions set forth in Article 7).

         5.2 NOTICES AND CONSENTS. Each of Sellers will give any notices to third parties and will use reasonable best efforts to obtain any third party consents that Buyer reasonably may request in connection with the matters referred to in Section 4.3. Each of the Parties will give any notices to, make any filings with, and use reasonable best efforts to obtain any authorizations, consents, and approvals of governments and governmental agencies in connection with the matters referred to in Section 3.3. and Section 4.3. Without limiting the generality of the foregoing, each of the Parties will file any Notification and Report Forms and related material that it may be required to file with the Federal Trade Commission and the Antitrust Division of the United States Department of Justice under the Hart-Scott-Rodino Act, will use reasonable best efforts to obtain a waiver from the applicable waiting period, and will make any further filings pursuant thereto that may be necessary, proper or advisable in connection therewith. The Parties acknowledge and agree that the failure by any Party to obtain a consent or approval referred to in this Section 5.2 after using reasonable best efforts shall not constitute a breach of the covenants contained in this Section 5.2.

         5.3 BUYER'S KNOWLEDGE OF THE INACCURACIES OF SELLERS' AND THE DOE BROTHERS' REPRESENTATIONS AND WARRANTIES.

                  (a) If, at any time up to and including the Closing Date, Buyer has Knowledge that any representation or warranty being made herein or at Closing, by any of Sellers or the Doe Brothers is misleading, untrue or incorrect, then Buyer shall have an affirmative obligation to notify Sellers and the Doe Brothers, in writing, setting forth with specificity the matter alleged to be untrue or incorrect. With respect to the matters disclosed in Disclosure Schedule 4.20, Buyer shall not assert that Sellers' and the Doe Brothers' representations and warranties with respect thereto are untrue or incorrect unless there has been a change in the facts or circumstances of the matters disclosed in Disclosure Schedule 4.20. Such notification obligation shall commence on the date this Agreement is executed and continue to the date of Closing, and such notice shall be given as soon as reasonably practicable after Buyer has Knowledge that notice hereunder is warranted. If circumstances so warrant and the required notice is not given by Buyer, then all such matters of which Buyer has Knowledge shall be deemed waived irrevocably and no claim whatsoever, whether for indemnification under this Agreement, or for damages or otherwise, may be made by Buyer against any of Sellers or the Doe Brothers as a consequence of a breach of such representation or warranty.

                  (b) In the event prior to the Closing (i) Buyer obtains Knowledge that any representation or warranty made by Sellers or the Doe Brothers herein is untrue or incorrect and gives the notice required under Section 5.3(a), (ii) Sellers or the Doe Brothers disclose to Buyer that any representation or warranty made by Sellers or the Doe Brothers herein is untrue or incorrect or (iii) any Liability in respect of Sellers or the Doe Brothers shall occur that is an Assumed Liability hereunder that was not previously disclosed in the Disclosure Schedules hereto, then,

                  (1) if the dollar value of the Adverse Consequences resulting from such matter or matters, plus any Adverse Consequences resulting from any breach of any representation or warranty made by the Doe Brothers in the Merger Agreement, is equal to or less than or is reasonably expected to be equal to or less than $1,000,000, then

                  (A) if the dollar value of Adverse Consequences resulting from any breach of any representation or warranty contained in this Agreement is determinable prior to Closing, subject to the provisions of the first sentence of Section 8.6, the Purchase Price shall be reduced by such amount and the Sellers shall determine whether the adjustment to the Purchase Price will be effected by reducing the cash to be delivered by Buyer pursuant to Section 2.3(a) or reducing the number of shares of Buyer Common Stock to be delivered pursuant to Section 2.3(b) (with the shares of Buyer Common Stock to be valued at $17.00 per share), or

                  (B) if the dollar value of Adverse Consequences resulting from any breach of any representation or warranty contained in this Agreement is not determinable prior to Closing, the dollar value of the Adverse Consequences resulting from any breach of any representation or warranty contained in this Agreement shall be subject to the provisions of
                           Article 8;

         provided, that, for purposes of subsections (A) and (B) above, if the matter is one which should have been disclosed by Sellers or the Doe Brothers upon execution of this Agreement, the provisions of the first sentence of Section 8.6 shall not apply to any claim in respect thereof made by Buyer pursuant to Article 8, but the provisions of the second sentence of Section 8.6 shall apply.

                  (2) if the dollar value of the Adverse Consequences resulting from such matter or matters, plus any Adverse Consequences resulting from any breach of any representation or warranty made by the Doe Brothers in the Merger Agreement, exceeds or is reasonably expected to exceed $1,000,000, then Buyer, in its sole discretion, may elect to either

                  (A)      terminate this Agreement, or

                  (B) offer to reduce the Purchase Price by the dollar value of the Adverse Consequences resulting from any breach of any representation or warranty contained in this Agreement, or

                  (C) offer to consummate the transaction contemplated by this Agreement and seek indemnification for the Adverse Consequences resulting from any breach of any representation or warranty contained in this Agreement in accordance with Article 8 of this Agreement; provided, that Buyer shall, with such offer, present Sellers with a proposed writing to satisfy Section 5.3(c).

In the event Buyer shall make either of the elections provided by subsection
(b)(2)(B) or (b)(2)(C) above, Sellers and the Doe Brothers may, in their sole discretion, elect to terminate this Agreement.

         (c) In the event that prior to the Closing the Purchase Price is to be adjusted pursuant to Section 5.3(b)(1)(A) or Section 5.3(b)(2)(B) above, or Buyer has suffered Adverse Consequences that will be subject to the indemnification provisions of Article 8 as provided in Section 5.3(b)(1)(B) or
Section 5.3(b)(2)(C) above, the parties will execute a writing that will describe generally the matter that has caused the Adverse Consequences suffered by Buyer and acknowledging the adjustment to the Purchase Price, if any. Any Adverse Consequences that will be subject to the indemnification provisions of
Article 8 as provided in Section 5.3(b)(1)(B) or Section 5.3(b)(2)(C) above shall be subject to the total aggregate liability limitation imposed by the second sentence of Section 8.6.

         5.4 OPERATION OF BUSINESS. Sellers will operate their businesses in the Ordinary Course of Business and will not engage in any practice, take any action, or enter into any transaction except in the Ordinary Course of Business. Without limiting the generality of the foregoing, Sellers will not
(a) pay any amount to any third party with respect to any Liability or obligation that would not constitute an Assumed Liability if in existence as of the Closing or (b) otherwise engage in any practice, take any action, or enter into any transaction of the sort described in Section 4.8; provided, however, that Sellers may declare and/or pay dividends or make distributions with respect to their capital stock or member interests.

         5.5 PRESERVATION OF BUSINESS. Sellers will use commercially reasonable efforts to keep their business and properties substantially intact, including their present operations, physical facilities, working conditions, insurance policies and relationships with lessors, licensors, suppliers, customers, and employees.

         5.6 FULL ACCESS. Each of Sellers will permit representatives of Buyer to have full access at all reasonable times upon reasonable notice, and in a manner so as not to interfere with the normal business operations of Sellers, to all premises, properties, personnel, books, records (including Tax records), contracts, and documents of or pertaining to Sellers.

         5.7 NOTICE OF DEVELOPMENTS. Sellers and the Doe Brothers will give prompt written notice to Buyer of any material adverse development causing a breach of any of the representations and warranties in Article 4. Except as expressly set forth in Section 5.3(b), no disclosure by Buyer to Sellers and the Doe Brothers pursuant to Section 5.3 or by Sellers and the Doe Brothers pursuant to this Section 5.7 shall be deemed to amend or supplement the Seller Disclosure Schedule or to prevent or cure any misrepresentation, breach of warranty, or breach of covenant. With respect to matters for which Section 5.3(b) applies, Buyer and Sellers intend that such section will control their respective rights with respect to the matters covered by such section.

         5.8 EXCLUSIVITY. None of Sellers or the Doe Brothers will (a) solicit, initiate, or encourage the submission of any proposal or offer from any Person relating to the acquisition of any capital stock or other voting securities, or any substantial portion of the assets, of any Seller (including any acquisition structured as a merger, consolidation, or share exchange) or
(b) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any Person to do or seek any of the foregoing. None of the Doe Brothers will vote their shares of capital stock or membership interests in Sellers in favor of any such acquisition structured as a merger, consolidation, or share exchange. Sellers will notify Buyer immediately if any Person makes any proposal, offer, inquiry, or contact with respect to any of the foregoing.

         5.9 LEASED REAL PROPERTY. Sellers shall not amend, modify, extend, renew or terminate any lease agreement for real property, nor shall any Seller enter into any new lease, sublease, license or other agreement for the use or occupancy of any real property, without the prior written consent of Buyer, which shall not be unreasonably withheld.

         5.10 TERMINATION OF CERTAIN EMPLOYEE BENEFIT PLANS. Prior to the Closing Date, the Boards of Directors of 99 Boston and 99 West shall take all action necessary to terminate the Phantom Equity Plan and the Deferred Compensation Plan effective as of the Closing. 99 Boston and the Doe Brothers shall pay all amounts owed to participants in the Phantom Equity Plan and the Deferred Compensation Plan, and Buyer shall have no Liability with respect to the Phantom Stock Plan or the Deferred Compensation Plan. Following the Closing, Buyer shall establish a "99 Key Employee Retention Plan" on substantially the terms described in Exhibit L.

         5.11 AUDIT OF SELLERS' FINANCIAL STATEMENTS. As soon as practicable following the date of this Agreement, Sellers shall engage KPMG, LLP, Buyer's independent auditor, to perform an audit of Sellers' financial statements for the two most recently completed fiscal years and to render its opinion thereon. Sellers shall use their reasonable best efforts to cooperate with and to assist KPMG, LLP in connection with the audit of Sellers' financial statements. Buyer will be responsible for all fees and expenses of KPMG, LLP in connection with the audit of Sellers' financial statements.

         5.12 TERMINATION OF 401(K) PLAN. Prior to the Closing Date, Sellers shall take all action required to terminate its qualified 401(k) plan effective as of the Closing Date. For the purposes of Buyer's qualified 401(k) plan, the employees of Sellers that accept employment with Buyer shall receive credit for prior years of service with Sellers for purposes of eligibility under Buyer's 401(k) plan and employees that qualify to participate in Buyer's qualified 401(k) plan shall be entitled to participate in that plan without waiting periods.

         5.13 ENVIRONMENTAL REPORTS. Prior to the Closing Date, Sellers shall use their reasonable best efforts to cooperate with Buyer and its representatives in Buyer's environmental due diligence, including assisting Buyer in obtaining (at Buyer's sole expense), Phase I environmental reports for each of the leased properties listed on Disclosure Schedule 4.12(b).

         5.14 EMPLOYMENT AGREEMENTS. Prior to the Closing Date, Buyer shall offer to enter into an employment agreement with each of the persons listed in Exhibit B on substantially the terms set forth in Exhibit B.

                                   ARTICLE 6
                             POST-CLOSING COVENANTS

         The Parties agree as follows with respect to the period following the
Closing:

         6.1 GENERAL. If, at any time after the Closing, any further action is necessary or desirable to carry out the purposes of this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as any other Party reasonably may request, all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor under Article 8).

         6.2 LITIGATION SUPPORT. In the event and for so long as any Party actively is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand in connection with
(a) any transaction contemplated under this Agreement or (b) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving any of Sellers, each of the other Parties will cooperate with such Party and such Party's counsel in the contest or defense, make available their personnel, and provide such testimony and access to their books and records as shall be necessary in connection with the contest or defense, at the sole cost and expense of the contesting or defending Party (unless the contesting or defending Party is entitled to indemnification therefor under Article 8).

         6.3 TRANSITION. None of Sellers will take any action that is designed or intended to have the effect of discouraging any lessor, licensor, customer, supplier, or other business associate of any Seller from maintaining the same business relationships with Buyer after the Closing as it maintained with Sellers prior to the Closing. Each of Sellers will refer all customer inquiries relating to the businesses of Sellers to Buyer from and after the Closing.

         6.4 CONFIDENTIALITY. Each of Sellers and the Doe Brothers will treat and hold as such all of the Confidential Information, refrain from using any of the Confidential Information except in connection with this Agreement, and deliver promptly to Buyer or destroy, at the request and option of Buyer, all tangible embodiments (and all copies) of the Confidential Information which are in any Seller's or any Doe Brother's possession. In the event that any Seller or Doe Brother is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any Confidential Information, that Seller or Doe Brother will notify Buyer promptly of the request or requirement so that Buyer may seek an appropriate protective order or waive compliance with the provisions of this Section 6.4. If, in the absence of a protective order or the receipt of a waiver hereunder, any Seller or Doe Brother is, on the advice of counsel, compelled to disclose any Confidential Information to any tribunal or else stand liable for contempt, that Seller or Doe Brother may disclose the Confidential Information to the tribunal; provided, however, that the disclosing Seller or Doe Brother shall use his or its reasonable best efforts to obtain, at the reasonable request of Buyer and at Buyer's sole cost and expense, an order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed as Buyer shall designate.

         6.5 BUYER STOCK CERTIFICATES. Each stock certificate delivered by Buyer to Sellers will be imprinted with a legend substantially in the following form:

         The shares represented by this certificate have not been registered under the Securities Act of 1933, as amended (the "Securities Act"). Such shares have been acquired for investment purposes and may not be offered for sale, sold, delivered after sale, transferred, pledged, or hypothecated in the absence of an effective Registration Statement filed by the issuer with the Securities and Exchange Commission covering such shares under the Securities Act or an opinion of counsel satisfactory to the issuer that such registration is not required.

         In the absence of registration, each holder desiring to transfer Buyer Common Stock first must furnish Buyer with a written opinion reasonably satisfactory to Buyer in form and substance from counsel reasonably satisfactory to Buyer by reason of experience to the effect that the holder may transfer Buyer Common Stock as desired without registration under the Securities Act.

         6.6 CERTAIN CONSENTS. To the extent that Sellers' rights under any Acquired Asset (including, without limitation, the leases listed on Disclosure Schedule 4.12(b) and the Liquor Licenses) to be transferred or assigned to Buyer hereunder may not be transferred or assigned without the consent of another Person, which consent has not been obtained prior to the Closing Date, this Agreement shall not constitute an agreement to assign the same if an attempted assignment would constitute a breach thereof or be unlawful, and Sellers, at their expense, shall use their reasonable best efforts to obtain any such required consent as promptly as possible. If any such consent shall not be obtained or if any attempted transfer or assignment would be ineffective or would impair Buyer's rights under the Acquired Asset in question so that Buyer would not in effect acquire the benefit of all such rights, Sellers, to the maximum extent permitted by law and the specific Acquired Asset and at Sellers' expense, shall act after the Closing as Buyer's agent in order to obtain for the Buyer the benefits thereunder, and Sellers shall cooperate, to the maximum extent permitted by law and the specific Acquired Asset, with Buyer in any other reasonable arrangement designed to provide such benefits to Buyer, including any sublease, subcontract or similar arrangement.

                                   ARTICLE 7
                       CONDITIONS TO OBLIGATION TO CLOSE

         7.1 CONDITIONS TO OBLIGATION OF BUYER. The obligation of Buyer to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction or waiver of the following conditions:

                  (a)      the representations and warranties set forth in
         Article 4 shall be true and correct in all material respects at and as of the Closing Date, except to the extent that such representations and warranties are qualified by terms such as "material," in which case such representations and warranties shall be true and correct in all respects as of the

         Closing Date; provided, however, that, solely for the purposes of the condition to Closing contained in this Section 7.1(a), the representations and warranties set forth in Article 4 shall be deemed to be true and correct "in all material respects" unless the potential aggregate Adverse Consequences that could reasonably be expected to result from any untruth or inaccuracy with respect to any representation or warranty contained in this Agreement, plus any Adverse Consequences that could reasonably be expected to result from any untruth or inaccuracy with respect to any representation or warranty contained in the Merger Agreement, is in the aggregate in excess of $1,000,000.

                  (b) Sellers and the Doe Brothers shall have performed and complied with all of their covenants hereunder in all material respects through the Closing, except to the extent that such covenants are qualified by terms such as "material," in which case Sellers and the Doe Brothers shall have performed and complied with all of such covenants in all respects through the Closing;

                  (c) Sellers shall have procured all of the third party consents specified in Section 5.2;

                  (d) no action, suit, or proceeding shall be pending or, to the Knowledge of Buyer, threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (i) prevent consummation of any of the transactions contemplated by this Agreement, (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, (iii) affect adversely the right of Buyer to own the Acquired Assets and to operate the former business of Sellers, (iv) affect adversely the right of any of Sellers to own its assets (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect) and (v) affect adversely the right of any of Sellers to operate its businesses in any material respect (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);

                  (e) Sellers and the Doe Brothers shall have delivered to Buyer a certificate to the effect that each of the conditions specified in Section 7.1(a)-(d) is satisfied in all respects;

                  (f) all applicable waiting periods (and any extensions thereof) under the Hart-Scott-Rodino Act shall have expired or otherwise been terminated and Sellers and Buyer shall have received all other material authorizations, consents, and approvals of governments and governmental agencies referred to in Section 4.3;

                  (g) Sellers shall have delivered to Buyer (i) a copy of the articles of organization (or similar document) of each Seller certified by an appropriate authority of the jurisdiction of its organization, (ii) a copy of the bylaws or operating agreement of each Seller certified by the Secretary thereof, and (iii) certificates of good standing/existence of each Seller certified by an appropriate authority of the jurisdiction issuing such certificate;

                  (h) the relevant parties other than Buyer shall have entered into the (i) Noncompetition Agreements and (ii) Bills of Sale and Assignments;

                  (j) Buyer shall have received the opinion of legal counsel to Sellers and the Doe Brothers in the form attached hereto as Exhibit H;

                  (k) Buyer shall have obtained financing it needs in order to consummate the transactions contemplated hereby in accordance with the commitment of financing previously provided to Sellers;

                  (l) all actions to be taken by Sellers and the Doe Brothers in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to Buyer;

                  (m) each of the conditions precedent to the obligations of Buyer and Merger Sub to consummate the transactions contemplated by the Merger Agreement that are set forth in Section 7.1 of the Merger Agreement (other than the condition set forth in Section 7.1(k) of the Merger Agreement) shall have been satisfied at or prior to the Closing Date; and

                  (n) Buyer and Charles F. Doe, Sr. (or an entity controlled by Charles F. Doe, Sr.) shall have entered into a Lease Agreement for the Commissary Property on the terms described in Exhibit K.

Buyer may waive any condition specified in this Section 7.1 if it executes a writing so stating at or prior to the Closing.

         7.2 CONDITIONS TO OBLIGATION OF SELLERS. The obligation of Sellers to consummate the transactions to be performed by them in connection with the Closing is subject to satisfaction or waiver of the following conditions:

                  (a)      the representations and warranties set forth in
         Article 3 shall be true and correct in all material respects at and as of the Closing Date, except to the extent that such representations and warranties are qualified by terms such as "material," in which case such representations and warranties shall be true and correct in all respects as of the Closing Date;

                  (b) Buyer shall have performed and complied with all of its covenants hereunder in all material respects through the Closing, except to the extent that such covenants are qualified by terms such as "material," in which case Buyer shall have performed and complied with all of such covenants in all respects through the Closing;

                  (c) no action, suit, or proceeding shall be pending or, to the Knowledge of Sellers and the Doe Brothers, threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (i) prevent consummation of any of the transactions contemplated by this

         Agreement or (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);

                  (d) Buyer shall have delivered to Sellers a certificate to the effect that each of the conditions specified in Section 7.2(a)-(c) is satisfied in all respects;

                  (e) all applicable waiting periods (and any extensions thereof) under the Hart-Scott-Rodino Act shall have expired or otherwise been terminated and Sellers and Buyer shall have received all other material authorizations, consents, and approvals of governments and governmental agencies referred to in Section 4.3;

                  (f) Buyer shall have delivered to Sellers (i) a copy of the Charter of Buyer certified by the Secretary of the State of Tennessee, and (ii) a certificate of existence of Buyer issued by the Secretary of the State of Tennessee;

                  (g) Buyer shall have entered into the (i) Assumption Agreements and (ii) Registration Rights Agreement;

                  (h) Sellers shall have received the opinion of legal counsel to Buyer in the form attached hereto as Exhibit I;

                  (i) all actions to be taken by Buyer in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to Sellers; and

                  (j) each of the conditions precedent to the obligations of 99 West and the Doe Brothers to consummate the transactions contemplated by the Merger Agreement that are set forth in Section 7.2 of the Merger Agreement (other than the condition set forth in Section 7.2(h) of the Merger Agreement) shall have been satisfied at or prior to the Closing Date.

         Sellers may waive any condition specified in this Section 7.2 if they execute a writing so stating at or prior to the Closing.

                                   ARTICLE 8
                    REMEDIES FOR BREACHES OF THIS AGREEMENT

         8.1      SURVIVAL OF REPRESENTATIONS AND WARRANTIES.

         All of the representations and warranties of Buyer and Sellers and the Doe Brothers contained in Article 3 and Article 4, respectively, shall survive the Closing and continue in full force and effect for a period of two years thereafter, except the representations and warranties set forth in Sections
4.22 and 4.24 shall continue in full force and effect for a period of five years, the representations and warranties set forth in Section 4.11 shall continue in full force and effect for the applicable statute of limitations, and the representations and warranties set forth in Sections 4.2 and 4.5 shall continue in full force and effect forever.

         8.2      INDEMNIFICATION PROVISIONS FOR BENEFIT OF BUYER.

                  (a) In the event any Seller or Doe Brother breaches (or in the event any third party alleges facts that, if true, would mean any Seller or Doe Brother has breached) any representations, warranties, and covenants of Sellers or the Doe Brothers contained herein, and, if there is an applicable survival period pursuant to
         Section 8.1 (provided Buyer issues a Claim Notice within such survival period), then Sellers and the Doe Brothers agree, jointly and severally, to indemnify Buyer and its Affiliates from and against the entirety of any Adverse Consequences (other than any Adverse Consequences for which Buyer is entitled to indemnification pursuant to Section 8.2(b)) Buyer and its Affiliates may suffer through and after the date of the claim for indemnification (including any Adverse Consequences suffered after the end of any applicable survival period) resulting from, arising out of, relating to, in the nature of, or caused by the breach (or the alleged breach). This provision is expressly subject to the limitations on liability set forth in Section 8.6.

                  (b) Each Seller and each Doe Brother agrees to jointly and severally indemnify Buyer and its Affiliates from and against the entirety of any Adverse Consequences Buyer and its Affiliates may suffer resulting from, arising out of relating to, in the nature of, or caused by any Liability of any of Sellers:

                           (i) for any Liability of Sellers (other than a Liability for Taxes covered by (ii) below) that is not an Assumed Liability (including any Liability of Sellers that becomes a Liability of Buyer under any bulk transfer law of any jurisdiction, under any common law doctrine of de facto merger or successor liability, under Environmental, Health, Safety Requirements, or otherwise by operation of law), and

                           (ii) for any Taxes of Sellers with respect to any Tax year or portion thereof ending on or before the Closing Date (or for any Tax year beginning before and ending after the Closing Date to the extent allocable to the portion of such period beginning before and ending on the Closing
                  Date), to the extent such Taxes are not reflected in the reserve for Tax Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) shown on the face of the Closing Balance Sheet, and

                           (iii) for the unpaid Taxes of any Person (other than any of Sellers) under Treas. Reg. Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise, to the extent such Taxes are not reflected in the reserve for Tax Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) shown on the face of the Closing Balance Sheet.

         8.3 INDEMNIFICATION PROVISIONS FOR BENEFIT OF SELLERS. In the event Buyer breaches (or in the event any third party alleges facts that, if true, would mean Buyer has breached) any representations, warranties, and covenants of Buyer contained herein or if Buyer fails to perform any Assumed Liability, and, if there is an applicable survival period pursuant to Section 8.1

(provided Sellers issue a Claim Notice within such survival period), then Buyer agrees to indemnify Sellers and their respective Affiliates from and against the entirety of any Adverse Consequences Sellers and their respective Affiliates may suffer through and after the date of the claim for indemnification (including any Adverse Consequences suffered after the end of any applicable survival period) resulting from, arising out of, relating to, in the nature of or caused by the breach (or the alleged breach). This provision is expressly subject to the limitations on liability set forth in Section 8.7.

         8.4      PROCEDURE FOR MATTERS INVOLVING THIRD PARTIES.

                  (a) If any third party shall notify any Party (the "INDEMNIFIED PARTY") with respect to any matter (a "THIRD PARTY CLAIM") which may give rise to a claim for indemnification under this
         Article 8 against any other Party (the "INDEMNIFYING PARTY"), then the Indemnified Party shall promptly issue a Claim Notice to the Indemnifying Party with respect thereto.

                  (b) Any Indemnifying Party will have the right to defend the Indemnified Party against the Third Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party so long as
         (i) the Indemnifying Party notifies the Indemnified Party in writing within 15 days following the receipt of the Claim Notice that the Indemnifying Party will indemnify the Indemnified Party in accordance with this Article 8 relative to the Third Party Claim, (ii) the Indemnifying Party provides the Indemnified Party with evidence reasonably acceptable to the Indemnified Party that the Indemnifying Party will have the financial resources to defend against the Third Party Claim and fulfill its indemnification obligations hereunder,
         (iii) the Third Party Claim involves only money damages and does not seek an injunction or other equitable relief, (iv) settlement of, or an adverse judgment with respect to, the Third Party Claim is not in the good faith judgment of the Indemnified Party, likely to establish a precedential custom or practice materially adverse to the continuing business interests of the Indemnified Party, and (v) the Indemnifying Party conducts the defense of the Third Party Claim actively and diligently.

                  (c) So long as the Indemnifying Party is conducting the defense of the Third Party Claim in accordance with Section 8.4(b),
         (i) the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim, (ii) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party (not to be withheld unreasonably), and (iii) the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party (not to be withheld unreasonably).

                  (d) In the event any of the conditions in Section 8.4(b) is or becomes unsatisfied, (i) the Indemnified Party may defend against, and consent to the entry of any judgment or enter into any settlement with respect to, the Third Party Claim in any manner it reasonably may deem appropriate (and the Indemnified Party need not consult with, or obtain any consent from, any Indemnifying Party in connection therewith), (ii) the Indemnifying Parties will reimburse the Indemnified Party promptly and periodically for the costs of defending against the Third Party Claim (including reasonable attorneys' fees and expenses), and (iii) the Indemnifying Parties will remain responsible for any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim to the fullest extent provided in this Article 8.

         8.5 NOTICE OF CLAIM. A Party suffering Adverse Consequences that give or could give rise to a claim for indemnification under this Article 8 shall promptly notify each other Party thereof in writing (a "CLAIM NOTICE") in accordance with Section 10.7. The Claim Notice shall contain a brief description of the nature of the Adverse Consequences suffered and, if practicable, an aggregate dollar value estimate of the Adverse Consequence suffered. Except with respect to a Claim Notice covered by Section 5.3(a), no delay in the issuance of a Claim Notice shall relieve any Party from any obligation under this Article 8, unless and solely to the extent such Party is thereby prejudiced.

         8.6 LIMITATION ON SELLERS' AND THE DOE BROTHERS' INDEMNIFICATION LIABILITY. Except as otherwise provided in Section 5.3(b)(1), Sellers and the Doe Brothers shall have no liability for indemnification claims under Section 8.2(a), unless and until the aggregate Adverse Consequences suffered under
Section 8.2(a) (including any Adverse Consequences subject to Section 5.3(b) of this Agreement) of this Agreement and under Section 8.2(a) (including any Adverse Consequences subject to Section 5.3(b) of the Merger Agreement) of the Merger Agreement exceed $250,000 and, provided, further, that Sellers and the Doe Brothers shall have no Liability for indemnification claims under Section 8.2(a) relating to Environmental, Health and Safety Requirements with respect to the Commissary Property or any single restaurant site, and such claims shall not be counted against the $250,000 threshold set forth in this sentence, unless and until the aggregate Adverse Consequences suffered with respect to the Commissary Property or that restaurant site exceed $25,000 and then only to the extent such aggregate Adverse Consequences exceed $25,000 with respect to
(a) the Commissary Property or (b) a particular restaurant site. In all circumstances, the total aggregate liability of Sellers and the Doe Brothers with respect to claims made under Section 8.2(a) of this Agreement and under
Section 8.2(a) of the Merger Agreement shall not exceed $15,000,000.

         8.7 LIMITATIONS ON BUYER'S INDEMNIFICATION LIABILITY. Buyer shall have no liability for indemnification claims under Section 8.3 (other than claims relating to any failure by Buyer to perform any Assumed Liability), unless and until the aggregate Adverse Consequences claimed under Section 8.3 of this Agreement and under Section 8.3 of the Merger Agreement exceed $250,000. In all circumstances, the total aggregate liability of Buyer with respect to claims made under Section 8.3 of this Agreement and under Section
8.3 of the Merger Agreement shall not exceed $15,000,000.

         8.8 RIGHT TO OFFSET. In the event following the Closing Buyer suffers Adverse Consequences for which it is entitled to be indemnified under this Agreement, Buyer shall have the option of recouping all or any part of such Adverse Consequences by reducing the dollar amount of the consideration to be paid to Sellers pursuant to Sections 2.3(c)-(g). In the event of any dispute between Buyer and Sellers relating to any such set-off pursuant to this Section 8.8, Buyer shall deliver any shares of Buyer Common Stock with respect to which it intends to exercise its right of set-off as to the disputed amount to a third party escrow agent to be held until the dispute is resolved. Sellers may, at their option, exchange cash for any shares of Buyer Common Stock held by the escrow agent by depositing with the escrow agent an amount of cash equal to the fair market value of the Buyer Common Stock so exchanged. For the purposes of this Section 8.8, the fair market value of each share of Buyer Common Stock shall be determined based on the closing price of Buyer Common Stock on the trading day immediately prior to the date on which Sellers deposit cash with the escrow agent.

         8.9 EXCLUSIVE REMEDY. Except in cases of fraud, the indemnification provisions set forth in this Article 8 shall be the exclusive remedy of Buyer, Sellers and the Doe Brothers with respect to the transactions contemplated by this Agreement and shall be in lieu of any and all other remedies and/or legal theories of recovery for money damages.

                                   ARTICLE 9
                                  TERMINATION

         9.1 TERMINATION OF AGREEMENT. Certain of the Parties may terminate this Agreement as provided below:

                  (a) Buyer and Sellers may terminate this Agreement by mutual written consent at any time prior to the Closing;

                  (b) Buyer or Sellers may terminate this Agreement by giving written notice to the other to the extent provided in Section 5.3(b)(2);

                  (c) Buyer may terminate this Agreement by giving written notice to Sellers at any time prior to the Closing (i) in the event any Seller or Doe Brother has breached any material covenant contained in this Agreement in any material respect, Buyer has notified Sellers and/or the Doe Brothers, as applicable, of the breach, and the breach has continued without cure for a period of 30 days after the notice of breach, (ii) if the Closing shall not have occurred on or before March 31, 2003, by reason of the failure of any condition precedent under
         Section 7.1 (unless the failure results primarily from Buyer itself breaching any representation, warranty, or covenant contained in this Agreement) or (iii) in the event that the Merger Agreement is terminated pursuant to Section 9.1 thereof; and

                  (d) Sellers may terminate this Agreement by giving written notice to Buyer at any time prior to the Closing (i) in the event Buyer has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, Sellers have notified Buyer of the breach, and the breach has continued without cure for a period of 30 days after the notice of breach, (ii) if the Closing shall not have occurred on or before March 31, 2003, by reason of the failure of any condition precedent under Section 7.2 (unless the failure results primarily from any Seller or Doe Brother themselves breaching any representation, warranty, or covenant contained in this Agreement) or (iii) in the event that the Merger Agreement is terminated pursuant to Section 9.1 thereof.

         9.2 EFFECT OF TERMINATION. Except as set forth in Section 9.3, if any Party terminates this Agreement pursuant to Section 9.1, all rights and obligations of the Parties hereunder shall terminate without any Liability of any Party to any other Party (except for any Liability of any Party then in breach); provided, however, that Section 6.4 shall survive any such termination.

         9.3 TERMINATION FEE. In the event Sellers terminate this Agreement pursuant to Section 9.1(d)(i) or Buyer terminates this Agreement pursuant to Section 9.1(c)(ii) by reason of the failure of the condition contained in Section 7.1(k), Buyer shall pay to Sellers a sum equal to $1,750,000 (the "Termination Fee"). The Termination Fee shall be paid in same day funds within five (5) business days of the date this Agreement is so terminated. Buyer, Sellers and the Doe Brothers agree that actual damages suffered by Sellers and the Doe Brothers following a termination of this Agreement as described in the first paragraph of this section would be difficult to establish, that the Termination Fee constitutes and reflects the Parties' good faith judgment as to the amount of such damages and that the Termination Fee is not intended as a penalty. In the event Buyer pays the Termination Fee, such payment shall be the exclusive remedy at law of Sellers and the Doe Brothers and Sellers and the Doe Brothers shall not be entitled to any further or other rights, claims or remedies at law, all of which further rights, claims and remedies Sellers and the Doe Brothers irrevocably waive. If Buyer fails to pay the Termination Fee as provided in this Section 9.3 and Sellers take legal action to collect payment, in addition to the Termination Fee, Buyer shall pay Sellers for any expenses reasonably incurred (including legal fees and expenses) in connection with any action.

                                  ARTICLE 10
                                 MISCELLANEOUS

         10.1 PRESS RELEASES AND PUBLIC ANNOUNCEMENTS. No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement without the prior written approval of Buyer and Sellers; provided, however, that any Party may make any public disclosure it believes in good faith is required by applicable law or any listing or trading agreement concerning its publicly-traded securities (in which case the disclosing Party will use its reasonable best efforts to advise the other Parties prior to making the disclosure).

         10.2 NO THIRD-PARTY BENEFICIARIES. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

         10.3 ENTIRE AGREEMENT. This Agreement (including the documents referred to herein) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they relate in any way to the subject matter hereof.

         10.4 SUCCESSION AND ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and its respective successors and permitted assigns. No Party may assign either this Agreement or any of their rights, interests, or obligations hereunder without the prior written approval of Buyer and Sellers; provided, however, that Buyer may (a) assign any or all of its rights and interests hereunder to one or more of its Affiliates and (b) designate one or more of its Affiliates to perform its obligations hereunder (in any or all of which cases Buyer nonetheless shall remain responsible for the performance of all of its obligations hereunder) including, without limitation, the delivery of Buyer Common Stock pursuant to

Section 2.3. Following the date of this Agreement and prior to the Closing Date, any or all of the Doe Brothers may propose to transfer all or part of the capital stock of 99 Boston owned by them to a Massachusetts business trust or similar entity (the "TRUST"). Buyer will give its consent to such transfer so long as (i) the Trust executes a written amendment to this Agreement agreeing to become a party to this Agreement and to be bound by all of the terms and conditions of this Agreement applicable to Sellers and (ii) the Doe Brothers remain responsible for the performance of their obligations hereunder (other than the sale of the capital stock of 99 Boston), including, without limitation, their respective indemnification obligations pursuant to Article 8.

         10.5 COUNTERPARTS. This Agreement may be executed in one or more counterparts (including by means of facsimile), each of which shall be deemed an original but all of which together will constitute one and the same instrument.

         10.6 HEADINGS. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

         10.7 NOTICES. Any notice or other communication required or permitted to be given hereunder shall be in writing and shall be effective upon the earlier of (a) hand delivery or delivery by telecopy or facsimile at the address or number designated below if delivered on a business day during normal business hours where such notice is to be received, or the first business day following such delivery if delivered other than on a business day during normal business hours where such notice is to be received provided that facsimile notice shall be confirmed electronically as received by the intended recipient,
(b) receipt or refusal to accept if sent, by registered or certified mail, return receipt requested, postage prepaid, and (c) on the first business day after delivery to an overnight delivery service if delivered by overnight delivery service, to the following addresses:

         If to Sellers or the Doe Brothers,          Copy to:
         to the addresses set forth on Exhibit A:
                                                     Murtha Cullina Roche Carens &
                                                            DeGiacomo LLP
                                                     600 Unicorn Park Drive
                                                     Woburn, Massachusetts 01801
                                                     Attention: Joseph R. Tarby, III, Esq.
                                                     Fax: (781) 933-1530

         If to Buyer:                                Copy to:

         O'Charley's Inc.                            Bass, Berry & Sims PLC
         3038 Sidco Drive                            315 Deaderick Street, Suite 2700
         Nashville, Tennessee 37204                  Nashville, Tennessee  37238
         Attention: Chief Executive Officer          Attention: J. Page Davidson
         Fax: (615) 782-5031                         Fax: (615) 742-2753

Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

         10.8 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the domestic laws of the Commonwealth of Massachusetts without giving effect to any choice or conflict of law provision or rule (whether of the Commonwealth of Massachusetts or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the Commonwealth of Massachusetts.

         10.9 AMENDMENTS AND WAIVERS. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by Buyer and Sellers. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

         10.10 SEVERABILITY. Any term or provision of this Agreement that is declared invalid or unenforceable by a court of competent jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

         10.11 EXPENSES. Except as otherwise provided herein, each of the Parties will bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby; provided, however, that the Doe Brothers shall bear the costs and expenses of Sellers and the Doe Brothers (including legal fees and expenses) in connection with this Agreement and the transactions contemplated hereby in the event that the transactions contemplated by this Agreement are consummated, and Buyer and Sellers (as a group) shall each pay one-half of the aggregate filing fees associated with the filings required pursuant to the Hart-Scott-Rodino Act.

         10.12 CONSTRUCTION. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word "including" shall mean including without limitation. The Parties intend that each representation, warranty, and covenant contained herein shall have independent significance. If any Party has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the Party has not breached shall not detract from or mitigate the fact that the Party is in breach of the first representation, warranty, or covenant.

         10.13 INCORPORATION OF EXHIBITS, ANNEXES, AND SCHEDULES. The Exhibits, Annexes, and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

         10.14 SPECIFIC PERFORMANCE. Each of the Parties acknowledges and agrees that the other Parties would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the Parties agrees that the other Parties shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the Parties and the matter.

                            [SIGNATURE PAGES FOLLOW]

         IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.


                                       O'CHARLEY'S INC.



                                       By: /s/ Gregory L. Burns
                                          -------------------------------------
                                       Name: Gregory L. Burns
                                            -----------------------------------
                                       Title: Chairman & CEO
                                             ----------------------------------


                                       99 BOSTON, INC.



                                       By: /s/ Charles F. Doe, Jr.
                                          -------------------------------------
                                       Name: Charles F. Doe, Jr.
                                            -----------------------------------
                                       Title: President
                                             ----------------------------------


                                       DOE FAMILY II, LLC



                                       By: /s/ Charles F. Doe, Jr.
                                          -------------------------------------
                                       Name: Charles F. Doe, Jr.
                                            -----------------------------------
                                       Title: Manager
                                             ----------------------------------


                                       99 BOSTON OF VERMONT, INC.



                                       By: /s/ Charles F. Doe, Jr.
                                          -------------------------------------
                                       Name: Charles F. Doe, Jr.
                                            -----------------------------------
                                       Title: President
                                             ----------------------------------

                                       DOE BROTHERS:



                                       /s/ William A. Doe, III
                                       ----------------------------------------
                                       William A. Doe, III



                                       /s/ Dana G. Doe
                                       ----------------------------------------
                                       Dana G. Doe



                                       /s/ Charles F. Doe, Jr.
                                       ----------------------------------------
                                       Charles F. Doe, Jr.